Exhibit 2.1
Execution Version

EQUITY PURCHASE AGREEMENT
dated as of
June 14, 2023
by and among
Carlisle Companies Incorporated,
Carlisle Intermediate Holdings, Inc.,
Carlisle, LLC,
Carlisle International, LLC,
Carlisle International Holdings Ltd,
Carlisle Global II Limited,
Carlisle Holdings GmbH,
and
LSF12 Donnelly Bidco, LLC

TABLE OF CONTENTS

EXHIBITS
Exhibit A    -    Example Statement of Net Working Capital
Exhibit B    -    Form of Trademark License Agreement
Exhibit C    -    Form of Transition Services Agreement
Exhibit D     -    Accounting Principles

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2023 is made by and among Carlisle Companies Incorporated, a Delaware corporation (“Carlisle”), Carlisle Intermediate Holdings, Inc., a Delaware corporation (“Carlisle Holdings”), Carlisle, LLC, a Delaware limited liability company (“Carlisle LLC”), Carlisle International, LLC, a Delaware limited liability company (“Carlisle International”), Carlisle International Holdings Ltd, a private limited company incorporated in England and Wales with company number 11056105 (“Carlisle UK”), Carlisle Global II Limited, a private limited company incorporated in England and Wales with company number 11231736 (“Carlisle Global”), Carlisle Holdings GmbH, a Germany limited liability company (“Carlisle Germany” and, together with Carlisle, Carlisle Holdings, Carlisle LLC, Carlisle International, Carlisle UK and Carlisle Global, the “Sellers” and, each individually, a “Seller”) and LSF12 Donnelly Bidco, LLC, a Delaware limited liability company (the “Buyer”). The Sellers and the Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.”
WHEREAS, as of the date of this Agreement, (i) Carlisle and Carlisle Germany own all of the issued and outstanding equity of Carlisle Fluid Technologies Germany GmbH, a Germany limited liability company (the “CFTG Equity”), (ii) Carlisle Holdings owns all of the issued and outstanding equity of Carlisle Fluid Technologies Ransburg Japan K.K., a Japan limited liability company (such entity, “CFTR Japan” and such equity, the “CFTR Equity”), Carlisle Fluid Technologies, LLC, a Delaware limited liability company (“CFT LLC,” and such equity, the “CFT Equity”), Integrated Dispense Solutions, LLC, a Michigan limited liability company (the “IDS Equity”) and Hosco Holdings, LLC, a Michigan limited liability company (the “HH Equity”), (iii) Carlisle LLC owns all of the issued and outstanding equity of Motion Tech Automation, LLC, a Delaware limited liability company (the “MTA Equity”), (iv) Carlisle International owns all of the issued and outstanding equity of Carlisle Acquisition II B.V., a Netherlands limited liability company (the “CA Equity”), (v) Carlisle UK and Carlisle Global own all of the issued and outstanding equity of Carlisle Fluid Technologies Mexico, S. de R.L. de C.V., a Mexico limited liability company (the “CFTM Equity”), (vi) Carlisle Global owns all of the issued and outstanding equity of Carlisle Fluid Technologies Holdings B.V., a Netherlands limited liability company (the “CFTH Equity”), Carlisle Fluid Technologies France SAS, a France simplified joint stock company (the “CFTF Equity”), Carlisle Fluid Technologies Korea Co., Ltd., a Republic of Korea limited liability company (the “CFTK Equity”), Carlisle Fluid Technologies UK Limited, a private limited company incorporated in England and Wales with company number 07656273 (such entity, “CFTUK” and such equity, the “CFTUK Equity”), and MS‐Oberflächentechnik AG, a Switzerland corporation (the “MSO Equity”); and
WHEREAS, prior to the Closing, the Sellers, as applicable, will effect the Pre-Closing Tax Restructuring (as such term is defined herein); and
WHEREAS, at the Closing, the Buyer, directly and through certain designated Affiliates (as such term is defined herein) desires to purchase and acquire all of the Equity from the applicable Sellers, and the applicable Sellers desire to sell and transfer all of the Equity to the Buyer, upon the terms and subject to the conditions set forth herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire that, at the closing of the transactions contemplated hereby, Carlisle shall provide, or cause its

Affiliates or third parties to provide, certain support data and services to the Buyer (or an Affiliate of the Buyer) for a transitional period in accordance with the terms of the Transition Services Agreement (as defined herein); and
WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire that, at the closing of the transactions contemplated hereby, Carlisle shall license certain trademarks to the Buyer (or an Affiliate of the Buyer) for a certain period in accordance with the terms of the Trademark License Agreement (as defined herein); and
WHEREAS, as a material inducement, and as a condition, to the Sellers entering into this Agreement, concurrently with the execution of this Agreement, Lone Star Fund XII, L.P. (“Guarantor”), has entered into a limited guaranty, dated as of the date hereof, guaranteeing certain of the Buyer’s obligations under this Agreement in the form delivered to the Sellers simultaneously with the execution of this Agreement (the “Limited Guaranty”).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Principles” means (i) the policies set forth on Exhibit D, (ii) to the extent not inconsistent with clause (i) and to the extent consistent with GAAP, the accounting principles and policies as applied in the preparation of the Financial Statements dated December 31, 2022, and (iii) to the extent not addressed in paragraph (i) or (ii), GAAP. In the event of conflict, paragraph (i) shall take precedence over paragraphs (ii) and paragraph (iii), and paragraph (ii) shall take precedence over paragraph (iii).
“Acquired Business” means the Business, including the Group Companies (and the business conducted by them).
“Action” means any suit, litigation, arbitration, claim, cross-claim, counterclaim, complaint, charge, demand, mediation, audit, hearing, investigation, action, or proceeding, in each case, whether legal, administrative or arbitral.
“Actual Adjustment” means the amount, which may be positive or negative, equal to (x) the Purchase Price as finally determined pursuant to Section 2.6(b), minus (y) the Estimated Purchase Price.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt: (a) employees of any Group Company are not Affiliates of any Group Company, (b) the Group Companies will be deemed to be Affiliates of the Sellers prior to the Closing and Affiliates of the Buyer following the Closing and (c) in no event shall any portfolio company of any investment fund that is advised or managed by any Affiliate of the Buyer be deemed to be an Affiliate of the Buyer hereunder.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group (including any affiliated, consolidated, combined, unitary or similar group for state, local or non-U.S. income Tax purposes) defined under a similar provision of state or local Tax Law or foreign Tax Law, including a fiscal unity for Dutch corporate income Tax purposes.
“Ancillary Documents” means the Trademark License Agreement, the Transition Services Agreement and the Limited Guaranty.
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” means Laws or guidelines relating to money laundering, including financial recordkeeping and reporting requirements, such as the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the EU Anti Money Laundering Directives as adopted from time to time (“AMLDs”) and all national and international laws and regulations enacted to implement AMLDs, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where the Group Companies conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity.
“Base Purchase Price” means $525,000,000.
“Business” means the business comprising the Carlisle Fluid Technologies business segment of the Sellers and their Affiliates, including the business of the Sellers and their Affiliates consisting of the research, design, development, manufacture, marketing, distribution, and sale of products and systems for the supply, application and curing of sprayed materials including, paints, coatings, powders, foams, mastics and bonding materials (including the business of the Sellers and their Affiliates conducted under the brand names BGK, Binks, DeVilbiss, Hosco, MS and Ransburg).
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business IP” means all Intellectual Property Rights that are used in or necessary to the Acquired Business as currently conducted and as currently proposed to be conducted, but specifically excludes any Trademarks that contain or consist of the terms CARLISLE or CFT.
“Carlisle Intangible” means Carlisle Intangible, LLC, a Delaware limited liability company.
“Cash Adjustment” means the amount, which may be a positive or negative number, equal to (x) the Cash and Cash Equivalents minus (y) $5,000,000.
“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, liquid instruments and short term investments) of the Group Companies as of the Measuring Time, in each case, only to the extent convertible into cash within thirty (30) days, determined on a consolidated basis. Cash and Cash Equivalents shall be reduced by (i) any payments made between the Measuring Time and the Closing that are not captured as a reduction to Purchase Price through either a liability in Net Working Capital, Closing Date Funded Indebtedness, or Unpaid Seller Expenses and (ii) the amount of any restricted cash that would otherwise be included in the definition of Cash and Cash Equivalents (such as any cash and cash equivalents that are held as deposits or are subject to limitations on use by reason of Contract, applicable Law, or otherwise) (“Restricted Cash”).
“CFTR Japan Certification of Restoration” means all requisite documentation and certification evidencing the satisfaction of each requirement set forth in Section 311 of the General Corporation Law of the State of Delaware necessary to effectuate the effective restoration of the Delaware certificate of incorporation of CFTR Japan.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity, or any successor Governmental Entity.
“CFIUS Approval” means the Parties shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a “covered transaction” and not subject to review under applicable Law; (ii) the review of the transaction contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950, as amended (“DPA”), has concluded and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the Parties and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.
“CFTH CIT Fiscal Unity” means the fiscal unity for Dutch corporate income Tax purposes established between Carlisle Fluid Technologies Holdings B.V., Carlisle International B.V. and Carlisle Construction Materials B.V., as terminated as of February 28, 2022.
“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the letter agreement, dated as of May 17, 2022, by and between Carlisle Fluid Technologies, Inc. and LSF Investments, LLC.
“Contract” means any written or oral contract, subcontract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, instrument, commitment, bond, guaranty, or other legally binding arrangement.
“Data Room” means the virtual “data room” hosted by Donnelley Financial Solutions and maintained by the Sellers in connection with this Agreement.
“Debt Financing Sources” means the entities that have committed (or may in the future commit) to provide or arrange or otherwise entered (or may in the future enter) into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliate’s former, current and future officers, directors, employees, equityholders, general or limited partners, members, attorneys, agents and representatives and their respective successors.
“Drop Down Agreements” means, collectively, (a) the Contribution Agreement, dated January 1, 2022, between Carlisle Holdings and CFT LLC and (b) the Assignment and Assumption Agreement, dated January 1, 2022, between Carlisle Holdings and CFT LLC.
“Employee Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether written or unwritten, funded or not funded, and (b) each other bonus, stock option, stock purchase, other equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, employment, retention, change in control, health, welfare or other employee benefit plan, program, agreement or arrangement, whether written or unwritten, funded or unfunded, sponsored, maintained or contributed to by the Sellers or any of their Affiliates (or for which the Sellers or any of their Affiliates have any Liability), in each case, (i) providing any compensation or benefits to any current or former employees, officers, advisors, consultants, independent contractors, or directors (or in each case, any beneficiary or dependent thereof) of any Group Company, or (ii) for which any Group Company could have any Liability, but other than any Foreign Employee Benefit Plan or any benefit or compensation plan or arrangement maintained by a Governmental Entity or required to be maintained or contributed to by Law.
“Environmental Laws” means all Laws concerning pollution or protection of the environment, natural resources, human health (to the extent related to exposure to Hazardous Substances) and worker safety that are in effect on the Closing Date, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, discharge, release, threatened release, control, or cleanup of any toxic or otherwise hazardous materials, substances or wastes.
“Equity” means (a) as of the date of this Agreement, the CFTG Equity, CFTR Equity, CFT Equity, IDS Equity, HH Equity, MTA Equity, CA Equity, CFTM Equity, CFTH Equity, CFTF Equity, CFTK Equity, CFTUK Equity and the MSO Equity and (b) as of the Closing Date, after giving effect to the Pre-Closing Tax Restructuring, the CFTG Equity, CFTR Equity, CFT Equity, IDS Equity, HH Equity, MTA Equity, CFTM Equity, CFTH Equity, CFTUK Equity and

the MSO Equity. For the avoidance of doubt, the CA Equity, the CFTF Equity and the CFTK Equity shall be indirectly acquired by the Buyers at the Closing.
“Equity Securities” means (a) in the case of a corporation, corporate stock, (b) in the case of a partnership or limited liability company, partnership or membership interests or units (in each case, whether general or limited), and (c) any other equity interest that confers on a Person an ownership right in the issuing entity entitling such Person to receive a share of the profits and losses of, or distribution of assets of, such issuing entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable regulations and rules pursuant thereto.
“ERISA Affiliate” means any entity that together with the Group Companies would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.
“Example Statement of Net Working Capital” means the example statement of Net Working Capital determined as of April 30, 2023 and attached as Exhibit A hereto.
“Foreign Governmental Entity” means any non-United States Governmental Entity.
“Fraud” means, with respect to a Person, an act committed by such Person, which involves (a) a false representation or omission of material fact made by such Person, (b) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation or omission is false, (c) with an intention to induce the other Person to whom such representation or omission is made to act or refrain from acting in reliance upon it, (d) causing that Person, in justifiable reliance upon such false representation or omission and with ignorance to the falsity of such representation or omission, to take or refrain from taking action, and (e) causing that Person to suffer, or resulting in that Person suffering, damage (which, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories), it being acknowledged and agreed that the Buyer is justifiably relying upon all representations and warranties set forth in this Agreement and in any certificate required to be delivered by any Person pursuant to the terms hereof.
“Fundamental Representations” means, with respect to (a) the Sellers, the representations and warranties set forth in Sections 3.1(a) (Organization and Qualification); 3.2 (Authority); 3.3 (Capitalization); 3.4(a) (Title to Equity and Personal Property); 3.21 (Brokers) and 3.26 (Transactions with Affiliates) and (b) the Buyer, the representations and warranties set forth in Sections 4.1 (Organization and Power) and 4.2 (Authority).
“Funded Indebtedness” means, as of any time of determination, without duplication, the outstanding principal amount of, accrued or unpaid interest on, and other Liabilities (including any prepayment premiums or penalties, make-whole payments, or other fees, costs, and expenses payable as a result of the consummation of the transactions contemplated by this Agreement, including the payment of such Liabilities or release of Liens in connection therewith) of the Group Companies, arising under, for, or in respect of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) the deferred or unpaid purchase price of assets, property, securities or services, contingent or otherwise, including “earn-outs” and “seller notes” (in each case, calculated according to the maximum potential amount of such obligation), conditional sale obligations or title retention agreements, whether or not matured (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business to the extent included in the determination of Net Working Capital), (c) indebtedness evidenced by any mortgage, note, bond, debenture or other debt security, (d) leases required to be treated as capital or finance leases under GAAP and any capital or finance leases classified as such in the Financial Statements, (e) Liabilities under any interest rate, currency, commodity, or other swap, options, forward Contracts, caps, or other hedging agreement or under any other financial derivative instrument, (f) Liabilities with respect to drawn or cash collateralized letters of credit, bankers’ acceptances, performance bonds, fidelity, surety bonds, customs bonds, and similar instruments, or otherwise incurred in connection with performance guaranties related to insurance obligations (including drawn letters of credit supporting insurance policies for worker’s compensation), (g) any indebtedness secured by a Lien on an asset of a Group Company, (h) any distributions, dividends, loans, advances, or any other amounts payable to any Seller or its Affiliates (other than the Group Companies), (i) the GAAP deficit as of immediately prior to the Closing relating to all defined benefit plans (e.g. pension, termination indemnity, seniority premium, post-retirement medical etc.) where deficit is calculated as the market value of plan assets as of immediately prior to the Closing minus projected benefit obligations calculated using participant data and assumptions as of immediately prior to the Closing, (j) any employee bonus obligations (other than to Management Bonus Employees with respect to bonuses to be paid in accordance with Section 5.8), whether or not accrued, relating to any whole or partial bonus period prior to the Closing Date, (k) employee bonus obligations to Management Bonus Employees relating to the partial bonus period prior to the Closing Date (on a pro rata basis based on number of days in such period) calculated in accordance with the bonus plan parameters set forth on Schedule 5.8 assuming that 100% of the target annual incentive award will be paid to each Management Bonus Employee, (l) any Liabilities for any severance payments or benefits relating to a termination of employment of any service provider occurring on or prior to the Closing Date, (m) any Liabilities in respect of deferred compensation plans, agreements, arrangements, or Contracts (including all unpaid 401(k) plan accruals), (n) payroll, social security, unemployment, and similar Taxes payable in respect of any payments or benefits described in clauses (i) through (m), (o) Pre-Closing Income Taxes payable with respect to a Straddle Period Income Tax Return and (p) all Liabilities of the type referred to in clauses (a) through (o) of other Persons for which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, or surety. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) intercompany obligations solely to the extent between the Group Companies, (ii) obligations under operating leases that are not required to be capitalized under GAAP to the extent classified as an operating lease in the Financial Statements, (iii) undrawn amounts under letters of credit (except as set forth above), (iv) amounts included as Seller Expenses, or (v) any obligations under surety bonds or similar instruments to the extent not drawn.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Global Trade Laws and Regulations” means the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the import Laws administered by U.S. Customs and Border Protection, the economic sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the anti-boycott Laws administered by the U.S. Departments of Commerce and the Treasury, European Union (“EU”) Council Regulations on export controls, including Nos. 428/2009 and 267/2012, other EU Council sanctions Laws, as implemented in EU Member States, sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018, Canadian sanctions Laws and policies, United Nations sanctions Laws and policies, and other similar economic and trade sanctions, export or import control Laws.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including shareholders agreements (or similar agreements). For example, the “Governing Documents” of a corporation are its articles or certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company or operating agreement and articles or certificate of formation or organization.
“Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, public international organization, or any company, business, enterprise, or other entity owned, in whole or in part, or controlled by, any Government Entity, public international organization, or political party, (b) any political party or party official or candidate for political office or (c) a Politically Exposed Person, as defined by the Financial Action Task Force (FATF), or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or Directive (EU) 2015/849.
“Governmental Authorization” means any clearances, Permits, waivers, amendments, expirations, and terminations of any waiting period requirements, other actions by, and notices, filings, qualifications, declarations and designations with or to, and other authorizations and approvals issued by or obtained from, a Governmental Entity or Foreign Governmental Entity.
“Governmental Entity” means any U.S. or non-U.S. (a) national, federal, state, provincial, county, territorial, local, municipal, or other government, (b) governmental, quasi-governmental or supranational entity of any nature (including any governmental agency, branch, department, commission, board, bureau, instrumentality, political or other subdivision, official, or entity, any court or other tribunal), or (c) arbitrator or body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any governmental nature, including any arbitral tribunal or body.
“Group Companies” means the entities set forth on Schedule 1.1(a).
“Group Company Benefit Plan” means an Employee Benefit Plan or Foreign Employee Benefit Plan that is sponsored, maintained, or contributed to by any Group Company.
“Group Relief” means any loss, allowance or other amount eligible for relief under Part 5 or Part 5A of the United Kingdom Corporation Tax Act 2010 and any similar loss, allowance or other amount eligible to be surrendered between members of a group of companies for Tax purposes, in any jurisdiction.
“Hazardous Substance” means any substance listed, defined, designated or classified as a pollutant, contaminant, solid waste, hazardous waste, hazardous substances, toxic waste, special waste, industrial waste or otherwise regulated under Environmental Laws because of their hazardous or deleterious characteristics, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, per- and polyfluoroalkyl substances, or polychlorinated biphenyls each as regulated under Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Taxes” means any income, profit, gains, franchise or similar Taxes (including UK corporation Taxes).
“Indemnified Taxes” has the meaning set forth in Schedule 9.1(c).
“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, under the Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing) (collectively, “Trademarks”), (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing, and (d) trade secrets, know-how, and rights in Software and confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“IT Systems” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems, (b) all Software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases, and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.
“ITAR” means the International Traffic in Arms Regulations, as amended.
“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, local, municipal, or supranational law, statute, rule, regulation, requirement, code, legally binding directive, decree, ordinance, or common law enacted, promulgated, enforced, or imposed by any Governmental Entities, or any Order.
“Leased Real Property” means all real property leased, subleased or licensed to any of the Group Companies or which any Group Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property currently or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Liability” means any Loss, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge, hypothecation, reservation, assignment, claim, condition, equitable interest, easement, right of way, encroachment, tenancy or possessory interest, right of first refusal, right of first offer, purchase option, restriction or other similar encumbrance, including any restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership, whether arising by Contract or under any applicable Law and whether or not filed, recorded or otherwise perfected or effective under any applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.
“Loss” means any damages, losses, liabilities, obligations, claims of any kind, Taxes, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements, or expenses (including reasonable attorneys’ fees and expenses).
“Material Adverse Effect” means a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), business, operations or results of operations of the Group Companies, taken as a whole or (b) the ability of any Seller or its Affiliates to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in the case of clause (a) any adverse effect arising from or related to the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) any conditions affecting the global economy, the United States economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its or their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iii) any changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any changes in GAAP after the date hereof, (v) any changes after the date hereof in any Laws issued by any Governmental Entity or any action required to be taken under any Law or existing Contract by which the Group Companies (or any of their assets or properties) is bound, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the negotiation, execution, pendency of the public announcement of the transactions contemplated by this Agreement, (viii) any communication by the Buyer or any of its Affiliates of their plans or intentions (including in respect of employees) with respect to any of the Group Companies or the Acquired Business, or (ix) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, that any underlying reason for such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (x) any loss of or change in the relationship of the Acquired Business with any customers or suppliers resulting directly from the identity of the Buyer, (xi) the taking of any action expressly required to be taken pursuant to this Agreement (other than any action required to be taken pursuant to Section 5.1) and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby or (xii) any change in the weather, meteorological conditions or climate, natural disasters (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or pandemics; provided, that any change, effect, circumstance, event, occurrence, development, or state of facts resulting from the matters described in any of clauses (i), (ii), (iii), (iv), (v), (vi) or (xii) may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred or may occur to the extent such change, effect, circumstance, event, occurrence, development, or state of facts has had, or would reasonably be expected to have, a disproportionate adverse impact on the Group Companies as compared to other Persons similarly situated in the industries or markets in which the Group Companies operate.
“Measuring Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Net Working Capital” means (a) the aggregate value of those current assets of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current assets specifically identified in the Example Statement of Net Working Capital less (b) the aggregate value of those current liabilities of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current liabilities specifically identified in the Example Statement of Net Working Capital, in each case, determined on a consolidated basis without duplication as of the Measuring Time and calculated in accordance with the Accounting Principles. Notwithstanding the foregoing, Net Working Capital shall exclude any amounts related to (i) any and all income Tax assets and income Tax Liabilities (including deferred income Tax assets and liabilities), (ii) Cash and Cash Equivalents and Restricted Cash, (iii) any intercompany payables or receivables solely to the extent among the Group Companies, (iv) Funded Indebtedness, (v) Seller Expenses, (vi) any amounts receivable from any Seller or its Affiliates, and (vii) any assets or contra liabilities associated with Funded Indebtedness (such as unamortized debt issuance costs).
“Net Working Capital Adjustment” means the amount, which may be positive or negative, equal to (x) Net Working Capital minus (y) $131,000,000.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (c) any reciprocal license, in each case whether or not source code is available or included in such license.
“Order” means any order, consent order, judgment, writ, injunction, stipulation, award, or decree by or with any Governmental Entity (including Presidential Memoranda and Executive Orders).
“Ordinary Course of Business” means the ordinary course of business consistent with past practice.
“Other Businesses” means and includes all businesses (other than the Acquired Business) conducted by the Sellers or any of their Affiliates.

“Owned Intellectual Property” means all Intellectual Property Rights, including the Registered Intellectual Property, owned or purported to be owned by the Group Companies, but specifically excludes any Trademarks that contain or consist of the terms CARLISLE or CFT.
“Owned Real Property” means all real property held in fee simple by any of the Group Companies, together with all structures, facilities, fixtures, systems, improvements and items of property currently or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Permits” means written permits, licenses, tariffs, franchises, registrations, variances, certificates, authorizations, exemptions, approvals and similar consents obtained from any Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith and for which appropriate reserves are being maintained by the Group Companies or an appropriate bond has been procured, (b) Liens for Taxes, assessments or other governmental charges not delinquent or, if delinquent, which are being contested in good faith by appropriate proceedings, are identified on Schedule 3.18(d) and for which appropriate accruals or reserves have been established on the Financial Statements in accordance with GAAP, (c) recorded non-monetary encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar non-monetary restrictions) that do not individually or in the aggregate materially interfere with the Group Companies’ present uses or occupancy of such real property or value of such real property or the value of the Group Companies’ leasehold interest therein, (d) Liens securing Funded Indebtedness (provided, however, that such Liens will be released in conjunction with the Closing), (e) Liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, in each case, which are not violated by the current use or occupancy of, and that do not individually or in the aggregate materially interfere with, such real property or the operation of the Group Companies thereon, (g) matters that would be disclosed by an accurate survey of the real property included in the Data Room that do not individually or in the aggregate materially interfere with the Group Companies’ present uses or occupancy of the applicable real property, (h) Liens described on Schedule 1.1(b), (i) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed, which do not individually, or in the aggregate, materially interfere with the conduct of the Group Companies, (j) purchase money Liens and Liens securing rental payments under lease arrangements, and (k) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Data” means (a) any information relating to, or that can reasonably be used to identify, directly or indirectly, a natural person or household, including a natural person’s name,

street address, telephone number, social security number, driver’s license number or other government issued identification number, bank account number, or credit card number, and (b) “personal data,” “personally identifiable information,” “personal information,” or any similar term as defined under applicable Laws.
“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date.
“Pre-Closing Tax Restructuring” means the assignments and contributions as set forth on Schedule 1.1(d).
“Purchase Price” means (a) the Base Purchase Price, plus (b) the Net Working Capital Adjustment (which may be a negative number), (c) plus the Cash Adjustment, minus (d) the amount of Closing Date Funded Indebtedness, minus (e) the amount of Unpaid Seller Expenses.
“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy with respect to the representation and warranties of the Sellers under Article 3.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Group Companies use or occupy, or have the right to use or occupy, any Leased Real Property.
“Release” means any spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, discharging, migrating, or leaching into the environment (including indoor and outdoor air, soil, sediment, surface water and groundwater).
“Representatives” means, with respect to any Person, such Person’s officers, directors, members, managers, general or limited partners, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.
“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC, the UK and/or the EU which currently includes: certain regions of Ukraine, Russia, Cuba, Iran, North Korea, and Syria.
“Restricted Party” means (a) any Person included on one or more of the Restricted Party Lists, (b) any Person located or ordinarily resident in or organized under the laws of, or a government of, a Restricted Country, (c) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, (d) any Person that is otherwise the subject or target of sanctions or blocking measures under applicable Global Trade Laws and Regulations; or (e) any Person owned 50% or more by one or more Persons described in clauses (a) through (d).
“Restricted Party Lists” means (a) the list of sanctioned entities maintained by the United Nations; (b) the following lists, and any other sanctions-related list, administered by OFAC: (i) the Specially Designated Nationals and Blocked Persons List, (ii) the Foreign Sanctions Evaders List, (iii) the Sectoral Sanctions Identifications List, (iv) the Non-SDN Menu-Based Sanctions List, and (v) the Non-SDN Chinese Military-Industrial Complex Companies List; (c) the following lists administered by the U.S. Department of Commerce: (i) the U.S. Denied Persons List, (ii) the U.S. Entity List, and (iii) the U.S. Unverified List; (d) any list of sanctioned persons administered by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; (e) the U.K. list of Designated Persons; (f) any list of sanctioned persons administered by the E.U.; and (g) similar lists of restricted parties maintained by other applicable Governmental Entities.
“Schedules” means the schedules delivered by the Sellers to the Buyer concurrently the execution and delivery of this Agreement.
“Seller Affiliated Group” means any Affiliated Group that includes any Group Company as a member and that also includes a Seller or any Affiliate (other than a Group Company) of a Seller.
“Seller Benefit Plan” means an Employee Benefit Plan or Foreign Employee Benefit Plan other than a Group Company Benefit Plan.
“Seller Expenses” means, without duplication, the collective amount of Liabilities of the Group Companies for (i) all fees, costs, commissions and expenses, whether or not accrued, that are incurred or to be incurred by or on behalf of, or as a result of arrangements put in place by, the Sellers or their Affiliates (including the Group Companies prior to the Closing) in connection with or as a result of the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including (a) the fees and expenses of legal counsel, accountants, other advisors or service providers, and investment bankers, (b) any brokerage fees, commissions, or finders’ fees, and (c) any stay, sale, success, transaction, change in control, or retention bonuses or payments, severance payments or obligations, equity award acceleration or related share acquisition or similar amounts or benefits payable to or provided to any third party, current or former employee, officer, consultant, advisor, independent contractor, or director, in each case, in connection with the transactions contemplated by this Agreement, and together with the employer portion of any employment, payroll, or similar Taxes attributable to amounts related to or payable pursuant to this clause (c), (ii)  (y) 50% of all Transfer Taxes and (z) 50% of all HSR Act filing fees and any other merger-control filing fees in accordance with Section 5.3(a), and (iii) the Transaction Bonuses (including the employer portion of any payroll or similar Taxes applicable thereto); provided, however, that Seller Expenses shall not include any amount which is included in the calculation of Funded Indebtedness.
“Shared Contract” means any Contract to which a Seller or any of its Affiliates (including a Group Company) is a party with any non-Affiliated third party that benefits and/or burdens both the Acquired Business and any of the Other Businesses.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified FTC Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post, dated August 3, 2021, and posted at https://www.ftc.gov/enforcement/competition-matters/2021/08/adjusting-merger-review-deal-surge-merger-filings.
“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Securities or a majority of the voting rights or interests are owned, directly or indirectly, by such first Person.
“Tax” means any (a) federal, state, local or non-U.S. taxes, assessments, fees, and other governmental charges imposed by any Governmental Entity in the nature of a tax, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an Affiliated Group for any period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes (including claims for Group Relief) filed with or submitted to a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.
“Trademark License Agreement” means the Trademark License Agreement, by and among Carlisle Intangible and the Buyer, to be entered into on the Closing Date, in the form attached hereto as Exhibit B.
“Transaction Bonuses” means the cash bonuses payable by the Group Companies to employees of the Group Companies upon the Closing, as set forth on Schedule 1.1(c).
“Transaction Tax Deductions” means, without duplication, all deductions that are properly deductible by any Group Company under applicable U.S. federal, U.S. state or local, or non-U.S. income Tax Law related to or arising out the transactions contemplated by this Agreement, including any deductions relating to (a) stay bonuses, sale bonuses, change in control payments, severance payments, retention payments or similar payments (including the Transaction Bonuses) made by the Group Companies on or around the Closing Date, (b) the amount of the employer’s share of any payroll Taxes, incurred with respect to the amounts set forth in clause (a) of this definition incurred by the Group Companies on or prior to the Closing Date, (c) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financings fees) incurred by the Group Companies with respect to the payment of the Closing Date Funded Indebtedness, (d) the Seller Expenses, (e) the transaction costs (other than the Seller Expenses) of the Group

Companies with respect to the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of Net Working Capital, and (f) any success-based fees that were paid by or on behalf of the Group Companies.
“Transfer Taxes” means any transfer, documentary, sales, GST/HST, value added, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement or any Ancillary Document, but excluding, for the avoidance of doubt, any Pre-Closing Income Taxes.
“Transition Services Agreement” means the Transition Services Agreement, by and among Carlisle and the Buyer, to be entered into on the Closing Date, in the form attached hereto as Exhibit C.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“Unpaid Seller Expenses” means the amount of Seller Expenses unpaid as of immediately prior to the Closing.
The following terms are not defined above but are defined in the sections of this Agreement indicated below:
Accounting Firm    Section 2.6(b)
Agreement    Preamble
Alternative Debt Financing    Section 5.12(b)
Alternative Transaction    Section 5.20
Asset Allocation Schedule    Section 5.10(i)
Assignable Registered IP    Section 5.21
Bankruptcy and Equity Exception    Section 3.2
Buyer    Preamble
Buyer Indemnified Party    Section 9.1
Buyer Parties    Section 8.3(e)
Buyer Termination Fee    Section 8.3(a)
CA Equity    Recitals
Carlisle    Preamble
Carlisle Germany    Preamble
Carlisle Global    Preamble
Carlisle Holdings    Preamble
Carlisle International    Preamble
Carlisle LLC    Preamble
Carlisle UK    Preamble
Cash Adjustment Excess    Section 2.4(a)
CFT Equity    Recitals
CFT LLC    Recitals
CFTF Equity    Recitals
CFTG Equity    Recitals
CFTH Equity    Recitals
CFTK Equity    Recitals
CFTM Equity    Recitals
CFTR Equity    Recitals
CFTR Japan    Recitals
CFTUK    Recitals
CFTUK Equity    Recitals
Claim Notice    Section 9.3(a)
Closing    Section 2.1
Closing Date    Section 2.1
Closing Failure Notice    Section 8.1(f)
Closing Statement    Section 2.6(b)
Commitment Letters    Section 4.6(a)
Confidential Information    Section 5.15(c)
D&O Policy    Section 5.6(b)
Data    Section 3.14
DDTC    Section 5.3(c)
Debt Commitment Letter    Section 4.6(a)
Debt Financing    Section 4.6(a)
Equity Commitment Letter    Section 4.6(a)
Equity Financing    Section 4.6(a)
Estimated Closing Statement    Section 2.6(a)
Estimated Purchase Price    Section 2.6(a)
Excluded Matter    Section 9.3(b)
Financial Statements    Section 3.5(a)
Financing    Section 4.6(a)
Financing Purposes    Section 4.6(b)
Foreign Employee Benefit Plan    Section 3.11(g)
Foreign Employee Pension Plan    Section 3.11(g)
Government Contract    Section 3.7(a)(viii)
Graco    Section 3.27
Group Companies Defendants    Section 5.6(b)
Guarantor    Recitals
Health Plan    Section 3.11(l)

HH Equity    Recitals
Identified Counsel    Section 10.17
IDS Equity    Recitals
Improvements    Section 3.4
Indemnified Party    Section 9.3(a)
Indemnifying Party    Section 9.3(a)
Initial Termination Date    Section 8.1(d)
Insurance Claims    Section 5.13(a)
ITAR Filings    Section 5.3(c)
Latest Balance Sheet    Section 3.5(a)
Limited Guaranty    Recitals
Management Bonus Employees    Section 5.8
Material Contracts    Section 3.7(a)
Material Customers    Section 3.23
Material Permits    Section 3.10
Material Suppliers    Section 3.23
MSO Equity    Recitals
MTA Equity    Recitals
New Plans    Section 5.8
Non-Party Affiliates    Section 10.18
Notice    Section 5.3(b)
Parties    Preamble
Pay-off Letters    Section 5.19
PPACA    Section 3.11(l)
Pre-Closing Income Tax Returns    Section 5.10(a)
Pre-Closing Income Taxes    Section 5.10(c)
Privacy Obligations    Section 3.14
Proposed Closing Date Calculations    Section 2.6(b)
Purchase Price Allocation    Section 2.7
Purchase Price Dispute Notice    Section 2.6(b)(ii)
Registered Intellectual Property    Section 3.13(a)
Reimbursed Amounts    Section 5.13(b)
Security Incident    Section 3.14
Seller Income Tax Returns    Section 5.10(a)
Seller Indemnified Party    Section 9.2
Seller Lien Release Documents    Section 5.19
Seller Occurrence Policies    Section 5.13(a)
Seller Parties    Section 5.12(c)
Sellers    Preamble
Straddle Period Income Tax Returns    Section 5.10(b)
Termination Date    Section 8.1(d)
Third-Party Claim    Section 9.3(a)
Trademarks    Section 1.1

ARTICLE 2
CLOSING; PURCHASE
Section 2.1    Closing of the Transaction. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern Time, as promptly as practicable (but in no event later than the second Business Day) after satisfaction (or waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402-1498, unless another time, date or place is agreed to in writing by the Parties; provided, however, that the Parties intend Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior or contemporaneous physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing; provided, further, that, under no circumstances, without the express written consent of Buyer (which consent may be given or withheld in the Buyer’s sole and absolute discretion, regardless of whether the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby have been satisfied or waived), shall the Closing occur prior to the first Business Day following August 18, 2023. The “Closing Date” shall be the date on which the Closing is consummated.
Section 2.2    Purchase and Sale of the Equity. On the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase and acquire from each Seller, and each Seller shall sell, convey, transfer, assign and deliver to the Buyer, all right, title and interest (record and beneficial) to the Equity held by such Seller, free and clear of all Liens, other than Liens arising under securities Laws.
Section 2.3    Consideration. On the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid by the Buyer for the Equity shall equal the Purchase Price, as adjusted in accordance with Section 2.6.
Section 2.4    Closing Payments. At the Closing:
ARTICLE 1The Buyer shall pay Carlisle, on behalf of the Sellers, by wire transfer of immediately available funds to one or more accounts previously specified by Carlisle, an amount equal to the Estimated Purchase Price; provided, that if the Cash Adjustment estimated at Closing pursuant to Section 2.4(a) exceeds $0 (the “Cash Adjustment Excess”), Buyer shall have the option to pay the Cash Adjustment Excess either at the Closing or on a Business Day on or prior to the fourteenth day following the Closing;
(a)The Buyer shall pay each payee of Unpaid Seller Expenses (as applicable), on behalf of the Sellers, by wire transfer of immediately available funds, the amount of Unpaid Seller Expenses set forth on the calculation of the Estimated Purchase Price delivered hereunder and in accordance with payment instructions delivered by Carlisle to the Buyer; and
(b)The Buyer shall pay each holder of Closing Date Funded Indebtedness (as applicable), on behalf of the Sellers, by wire transfer of immediately available funds, the amount of Closing Date Funded Indebtedness set forth in the applicable Pay-off Letter(s) delivered by the Sellers to the Buyer pursuant to Section 5.19, in accordance with the payment instruction set forth in such Pay-off Letter(s).
Section 2.5    Closing Deliveries.
(a)Deliveries by the Sellers. At the Closing, each of the Sellers shall deliver, or cause to be delivered, to the Buyer:
(i)in the case of Equity represented by certificates, to the extent applicable under local Law and custom, certificates representing the Equity duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer (or customary lost stock certificate affidavit or its equivalent), and in the case of all Equity (whether or not represented by certificates), such other customary transfer documentation in respect of the Equity in accordance with applicable Law;
(ii)a certificate of good standing (or similar document) of each Group Company that is incorporated, organized or formed in a jurisdiction that recognizes such concept, issued as of a recent date (within 10 Business Days prior to the Closing Date) by the applicable Governmental Entity in the jurisdiction in which such Group Company is incorporated, organized, or formed;
(iii)the officers’ certificates set forth in Section 6.2(f);
(iv)the written resignations (if requested by the Buyer prior to the Closing), effective as of the Closing, of any directors, managers, officers and statutory auditors (or equivalent) of any Group Company;

(v)the Transition Services Agreement, duly executed by Carlisle;
(vi)the Trademark License Agreement, duly executed by Carlisle Intangible;
(vii)a duly completed and executed U.S. Internal Revenue Service Form W-9 with respect to each Seller that is “domestic” (within the meaning of Treasury Regulations Sections 301.7701-1(d) and 301.7701-5(a)), in each case, dated within 30 days of the Closing Date; and
(viii)CFTR Japan Certification of Restoration in form and substance reasonably satisfactory to the Buyer.
(b)Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers:
(i)the Transition Services Agreement, duly executed by the Buyer;
(ii)the Trademark License Agreement, duly executed by the Buyer; and
(iii)the officer’s certificate set forth in Section 6.3(c).
Section 2.6    Purchase Price.
(a)Estimated Purchase Price. No later than three Business Days prior to the Closing, Carlisle shall deliver to the Buyer a written statement (the “Estimated Closing Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, its good faith estimate of the Purchase Price (the “Estimated Purchase Price”) using for purposes of calculation of such estimate the Base Purchase Price and Carlisle’s good faith estimates of (i) the amount of Closing Date Funded Indebtedness, (ii) the amount of Unpaid Seller Expenses, (iii) the amount of Cash and Cash Equivalents and the Cash Adjustment, and (iv) the amount of Net Working Capital and the Net Working Capital Adjustment. Carlisle shall consider in good faith any comments to the Estimated Closing Statement and any item specified therein delivered by the Buyer prior to the Closing Date.
(b)Determination of Final Purchase Price.
(i)As soon as practicable, but no later than 75 days after the Closing Date, the Buyer shall prepare and deliver to Carlisle a written statement (the “Closing Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, its good faith calculation of (A) the amount of Net Working Capital and the Net Working Capital Adjustment, (B) the amount of Cash and Cash Equivalents and the Cash Adjustment, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Unpaid Seller Expenses and (E) the Purchase Price (collectively the “Proposed Closing Date Calculations”).
(ii)If Carlisle does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to the Buyer within 45 days of receiving the Proposed Closing Date Calculations, the Parties agree that the Proposed Closing Date Calculations shall be deemed to be the final Net Working Capital, Net Working Capital Adjustment, Cash and Cash Equivalents, Cash Adjustment, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase

Price, in each case, for purposes of determining the Actual Adjustment and the Closing Statement shall become final and binding upon the Parties for purposes of this Section 2.6. Prior to the end of such 45-day period, Carlisle may accept the Proposed Closing Date Calculations and the Closing Statement by delivering written notice to that effect to the Buyer, in which case the Purchase Price will be finally determined, and the Proposed Closing Date Calculations and the Closing Statement shall become final and binding on the Parties when such notice is given. The Purchase Price Dispute Notice shall specify in reasonable detail, to the extent available or known at such time, the item(s), dollar amount(s), nature and basis of any disagreement so asserted, together with Carlisle’s alternative calculation of each disputed item. For the avoidance of doubt, the Purchase Price Dispute Notice shall only include disagreements regarding financial or accounting items in the Closing Statement and shall not include any other disagreement under this Agreement or otherwise. If Carlisle delivers a Purchase Price Dispute Notice to the Buyer within such 45-day period, the Buyer and Carlisle shall negotiate in good faith to resolve the dispute during the 30-day period commencing on the date the Buyer receives the Purchase Price Dispute Notice from Carlisle. Any item set forth in the Proposed Closing Date Calculations or the Closing Statement and not objected to in the Purchase Price Dispute Notice shall be final and binding on the Parties. If Carlisle and the Buyer do not agree upon a final resolution with respect to any disputed items within such 30-day period, then, at the election of either Party, the remaining items in dispute shall be submitted immediately to the dispute resolution group of BDO USA, LLP, or if BDO USA, LLP refuses such submission, the dispute resolution group of a nationally-recognized, independent accounting firm agreed upon by the Buyer and Carlisle (such accounting firm, the “Accounting Firm”), the determination of the Accounting Firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. The Buyer and Carlisle shall agree, promptly after the appointment of the Accounting Firm, on the process and procedures governing the resolution of any disputed items by the Accounting Firm; provided, that if the Buyer and Carlisle fail to agree on such process and procedures within 10 days immediately following the appointment of the Accounting Firm, then such process and procedures shall be determined by the Accounting Firm. The Accounting Firm shall be instructed, and Carlisle and the Buyer shall (and the Buyer shall cause the Group Companies to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination (acting as an arbitrator and not as an expert) of the applicable dispute within 45 days after the engagement of such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure pursuant to this Section 2.6(b), all prior discussions related thereto shall, unless otherwise agreed by Carlisle and the Buyer, be governed by Rule 408 of the Federal Rules of Evidence and neither party may discuss, use or rely upon the other party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm.
(iii)Within 15 days after the engagement of the Accounting Firm, Carlisle and the Buyer shall present their respective positions with respect to the items set forth in the Purchase Price Dispute Notice in the form of a written report, a copy of which shall be delivered to the other party, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, however, that at the Accounting Firm’s request, or as mutually agreed by Carlisle and the Buyer, Carlisle and the Buyer may meet with the Accounting Firm so long as representatives of both Carlisle and the Buyer are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by

Carlisle and the Buyer and oral submissions by Carlisle and the Buyer at meetings held in compliance with the prior sentence (i.e., not on independent review) and on the definitions and other terms included herein; provided, however, that in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by the Buyer or Carlisle in the Proposed Closing Date Calculations or the Purchase Price Dispute Notice. Absent fraud, intentional misconduct or manifest error, the Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties, and any Party may seek to enforce such decision in a court of competent jurisdiction. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.6 shall be the exclusive mechanism for resolving disputes regarding the adjustment, if any, to the Estimated Purchase Price.
(iv)The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Carlisle and the Buyer, and any associated engagement fees shall be initially borne 50% by Carlisle and 50% by the Buyer; provided, however, that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between Carlisle and the Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties. The Proposed Closing Date Calculations and the Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.6(b) and, as so revised, such Proposed Closing Date Calculations and such Closing Statement shall be deemed to set forth the final Net Working Capital, Net Working Capital Adjustment, Cash and Cash Equivalents, Cash Adjustment, Closing Date Funded Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(v)The Buyer, on the one hand, shall, and shall cause the Group Companies to, and the Sellers, on the other hand, shall, provide to each other (and their respective accountants and other representatives) such data and information as the other Party may reasonably request (including reasonable access to the Group Companies’ personnel involved with the preparation of the Proposed Closing Date Calculations) in connection with preparation and review of the Proposed Closing Date Calculations, the Purchase Price Dispute Notice, if any, and the Closing Statement (and each Party and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at reasonable times at any time during preparation and review of the Proposed Closing Date Calculations and the Closing Statement and the resolution of any objections or disputes with respect thereto.
(c)Adjustment to Estimated Purchase Price.
(i)If the Actual Adjustment is a positive amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.6, the Buyer shall pay, or cause to be paid, to Carlisle, on behalf of the Sellers, an aggregate amount equal to such positive amount by wire transfer or delivery of immediately available funds to an account or accounts specified by Carlisle.
(ii)If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.6, Carlisle, on behalf of the Sellers, shall pay, or cause to be paid, to the Buyer an aggregate amount equal to the absolute value of such negative amount by wire transfer or delivery of immediately available funds to an account or accounts specified by the Buyer.
(iii)For the avoidance of doubt, the Cash Adjustment as finally determined in accordance with this Section 2.6 shall be included in determining the Actual Adjustment payment under this Section 2.6(c).
(iv)Any amounts which become payable pursuant to this Section 2.6(c) will constitute an adjustment to the Purchase Price for all purposes.
(d)Accounting Principles. The Estimated Purchase Price, Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the Accounting Principles, except that such statements, calculations and determinations shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.
Section 2.7    Purchase Price Allocation. The Purchase Price, and all other amounts treated as consideration for Income Tax purposes, shall be allocated among the Equity in accordance with the methodology described on Schedule 2.7 (the “Purchase Price Allocation”). Any adjustments to the Purchase Price or to other amounts that are included in the amount of consideration for Income Tax purposes shall be allocated in a manner consistent with the Purchase Price Allocation.
Section 2.8    Withholding. The Buyer and its Affiliates shall be entitled to deduct or withhold from any amounts otherwise payable or deliverable to any Seller or Affiliate thereof (and the Sellers and their Affiliates shall indemnify, defend and hold harmless the Buyer and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Schedules, the Sellers, jointly and severally, represent and warrant to the Buyer as of the date hereof and as of Closing as follows:
Section 3.1    Organization and Qualification.
(a)Each Seller and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation, organization or incorporation, as applicable, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not be material to the Group Companies, taken as a whole. Each Seller and each Group Company has all requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole.
(b)Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions (other than the jurisdiction of its formation, organization or incorporation, as applicable) where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to be material to the Group Companies, taken as a whole.
(c)The Governing Documents of each Group Company are in full force and effect, and no Group Company is in material breach or violation of any provision contained in its respective Governing Documents. True, complete, and correct copies of the Governing Documents of each Group Company, each as amended and in effect as of the date of this Agreement, and the contents of any minute books and other statutory books of the Group Companies that are required to be maintained and kept pursuant to applicable Law, have been provided to the Buyer. All Governing Documents, statutory books, and registers of the Group Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received by the Sellers or the Group Companies.
(d)All returns, particulars, resolutions, and other documents which each Group Company is required by applicable Law to file with or deliver to any Governmental Entity in any jurisdiction (including the Registrar of Companies in England and Wales) have been correctly made up and filed or delivered.
Section 3.2    Authority. Each Seller has the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which each Seller is or will be a party and the performance by each Seller of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereby and thereby) have been (or with respect to the Ancillary Documents to which such Seller is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of such Seller or such Seller’s Affiliates, and no other action, approval or proceeding (including by its equityholders) on the part of such Seller or such Seller’s Affiliates is necessary to authorize or enter into this Agreement and each of the Ancillary Documents to which such Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the Ancillary Documents to which each Seller is or will be a party will be at or prior to the Closing, duly executed and delivered by such Seller and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of such Seller, in each case (assuming that this Agreement has been, and each of the Ancillary Documents to which such Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against such Seller in accordance with each of their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).
Section 3.3    Capitalization.
(a)Schedule 3.3(a) sets forth a true, correct and complete list of each Group Company, listing for each Group Company (i) its name, (ii) its type of legal entity and jurisdiction of organization, (iii) the type and number of its authorized, issued and outstanding Equity Securities, and (iv) the ownership of all such issued and outstanding Equity Securities. All of the issued and outstanding Equity Securities of the Group Companies (including the Equity) are duly authorized and validly issued in compliance with all applicable Laws, and where applicable, fully paid and nonassessable, and are held of record by the Persons and in the amounts set forth on Schedule 3.3(a) free and clear of any and all Liens, other than any restrictions on transfer arising under securities Laws, and have been issued in compliance with applicable Law and the Governing Documents of the applicable Group Company. Except as set forth on Schedule 3.3(a), there are outstanding (i) no other Equity Securities of any Group Company, (ii) no securities of any Group Company convertible or exercisable into or exchangeable for Equity Securities of such Group Company, (iii) no subscriptions, options, warrants, rights, calls, conversion rights, rights of first refusal, preemptive rights, rights of exchange or other rights with respect to or to acquire from any Group Company and no obligations of any Group Company to issue, any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Group Company and (iv) no stock or equity appreciation, phantom stock or equity, profit participation, or similar equity-based plans or rights with respect to any Group Company. None of such Equity Securities (including the Equity) of any Group Company was issued in violation in any respect of any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right. No Seller or its Affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Equity Securities (including the Equity) of the Group Companies.
(b)Except as set forth on Schedule 3.3(b), no Group Company owns, directly or indirectly, any Equity Security or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Security or similar interest in, any Person.
(c)Except as set forth on Schedule 3.3(c), no Group Company has at any time (i) purchased, redeemed or repaid any of its own share capital, or (ii) given any financial assistance in connection with any acquisition of its share capital or the share capital of its Affiliates in contravention of any applicable Law. Except as set forth on Schedule 3.3(c), all dividends or distributions declared, made or paid by any of the Group Companies have been declared, made or paid in accordance with its Governing Documents, all applicable Laws, the rules of any Governmental Entity, and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.
(d)The Sellers have made available to the Buyer a true and correct organizational diagram depicting the Sellers and the Group Companies.

Section 3.4    Title to Equity and Personal Property; Sufficiency.
(a)Each applicable Seller is the owner of all right, title and interest (record and beneficial) in and to the respective Equity, free and clear of any and all Liens, other than those arising under securities Laws. Each applicable Group Company has good and valid title to, or a valid leasehold interest in, all of the properties and assets, tangible or intangible, reflected in the Latest Balance Sheet as being owned or leased by the Group Companies, as applicable, free and clear of all Liens, except for Permitted Liens.
(b)Except as set forth on Schedule 3.4, the assets, Real Property and rights of the Group Companies, together with the employment of the employees of the Group Companies, the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Ancillary Documents (including the services available under the Transition Services Agreement), in the aggregate, (i) constitute all of the material assets, properties, and rights used in or necessary to conduct the Acquired Business as conducted as of the date of this Agreement and (ii) are sufficient for the continued conduct of the Acquired Business after the Closing in all material respects in the same manner as conducted immediately prior to the date of this Agreement. The Group Companies have not engaged and do not engage in any business other than the Acquired Business. The assets of the Group Companies that are tangible, and all machinery, equipment, and other tangible assets and properties owned or leased by the Group Companies, or which any of the Group Companies has a right to use (including all buildings, structures, improvements, fixtures, building systems, and all components thereof included in the Owned Real Property and the Leased Real Property (the “Improvements”)), (i) are in good working order, operating condition, and state of repair (ordinary wear and tear excepted), (ii) are, to the extent leased (including the Leased Real Property), in all material respects in the condition required of such assets or properties by the terms of the lease applicable thereto, and (iii) have been maintained in the Ordinary Course of Business and, to the extent applicable, in accordance in all material respects with applicable manufacturer guidelines and recommendations, and no maintenance on any such assets or properties has been deferred in contemplation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.4, to the Sellers’ knowledge, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Acquired Business.
Section 3.5    Financial Statements; No Undisclosed Liabilities.
(a)Attached hereto as Schedule 3.5(a) are the following financial statements (such financial statements, the “Financial Statements”): (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2021 and 2020, and the related audited statements of income and cash flows for the fiscal year then ended; (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2022 and the related unaudited statement of income for the fiscal year then ended; and (iii) the unaudited consolidated balance sheet of the Group Companies as of April 30, 2023 (the “Latest Balance Sheet”), and the related unaudited statement of income for the four (4)-month period then ended.
(b)Except as set forth on Schedule 3.5(b), the Financial Statements (i) were derived from the books and records of the Group Companies, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnote disclosure (which if presented would not materially differ from those presented in the audited Financial Statements as of December 31, 2021) and to normal, recurring end-of-period adjustments that are not, individually or in the aggregate, material to the Group Companies, taken as a whole and (iii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of footnote disclosure (which if presented would not materially differ from those presented in the audited Financial Statements as of December 31, 2021) and to normal, recurring end-of-period adjustments that are not, individually or in the aggregate, material to the Group Companies, taken as a whole).
(c)There is no Liability of the Group Companies of a type required to be reflected or reserved for on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, except for Liabilities (i) reflected or reserved for in the Latest Balance Sheet (and for which adequate accruals or reserves have been established on the Latest Balance Sheet in accordance with GAAP (applied on a consistent basis throughout the periods indicated)), (ii) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation, or infringement, (iii) which constitute Seller Expenses or (iv) as set forth in Schedule 3.5(c). Neither the Group Companies nor, with respect to the Group Companies, any Seller, is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).
(d)The Financial Statements were derived from the books and records of the Group Companies, and the Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for earnings and assets. The Sellers have disclosed to the Buyer any significant deficiencies or material weaknesses in the design or operation of any internal controls over financial reporting of the Group Companies that would be reasonably likely to adversely affect the Group Companies ability to record, process, summarize, and report financial information. The books of account, ledgers, minute books, stock record books, and other records of the Group Companies, all of which have been made available to the Buyer, have been properly and accurately maintained and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
(e)Since December 31, 2020, no complaints from any source regarding accounting, internal accounting controls, or auditing matters relating to the Group Companies, and no concerns from any employees of the Group Companies regarding questionable accounting or auditing matters relating to the Group Companies have been received by the Group Companies or their respective management.
Section 3.6    Consents and Approvals; No Violations. Except as set forth on Schedule 3.6, assuming the truth and accuracy of the representations and warranties of the Buyer set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity or other Governmental Authorizations are or will be necessary for the execution, delivery or performance by the Sellers of this Agreement or the Ancillary Documents to which a Seller is or will be a party, or the consummation by the Sellers of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any similar non-U.S. Laws as set forth on Schedule 3.6), (ii) those the failure of which to obtain would not reasonably be expected to otherwise prevent or materially delay the Closing or be material to the Group Companies, taken as a whole, (iii) those that may be required solely by reason of the Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or thereby, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by the Sellers of this Agreement nor the execution, delivery and performance by the Sellers of the Ancillary Documents to which a Seller is or will be a party nor the consummation by the Sellers of the transactions contemplated hereby or thereby, with or without notice, lapse of time, or both, will (a) conflict with or result in any violation or breach of any provision of any Seller’s or Group Company’s Governing Documents, (b) except as set forth on Schedule 3.6, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation, or acceleration under, result in the loss of any right or benefit under, or require any consent from or other action by, or any notice to, any other Person under, any of the terms, conditions or provisions of any (1) Contract to which any Seller or any Group Company is a party or by which any Seller or any Group Company is, or any of its assets or properties are, bound, (2) Real Property Lease or (3) Permit of any Group Company (whether after the giving of notice or the lapse of time or both), (c) materially violate any Law having jurisdiction over the Sellers or the Group Companies, (d) except as contemplated by this Agreement or with respect to Permitted Liens, conflict with or result in the creation of any Lien upon any of the Equity or any of the assets or properties of the Group Companies, except, in the case of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, or (e) entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the respective properties or assets of the Group Companies.
Section 3.7    Material Contracts.
(a)Schedule 3.7(a) sets forth a true, correct and complete list of the following written agreements or other Contracts (to the extent any such Contract or agreement remains in effect as of the date hereof) to which a Group Company is a party or by which any of their respective assets or properties are bound (other than this Agreement and purchase orders issued by or to a Group Company in the Ordinary Course of Business) (collectively, the “Material Contracts”):
(i)any Contract for the employment or engagement of any individual service provider providing for annual compensation in excess of $100,000, except for any such Contract that can be unilaterally terminated by the Group Companies without any notice or waiting periods and without incurring any severance or other Liability;
(ii)any Contract providing for change in control benefits or a retention bonus, transaction completion bonus, or other similar payment, including as a result of this Agreement or the transactions contemplated by this Agreement;

(iii)any lease or agreement or other Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(iv)(A) any Real Property Lease and (B) any Contract for the sale or purchase (including any option to purchase or right of first refusal or right of first negotiation) of any Real Property of the Group Companies;
(v)any lease or agreement or other Contract under which any Group Company is lessor of, or permits any third party to hold or operate any tangible property (other than real property) owned or controlled by any Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(vi)any partnership, joint venture, shareholder, investment, or similar Contract involving the sharing of profits;
(vii)any Contract with a Material Customer or a Material Supplier;
(viii)any Contract with a Governmental Entity or any Contract under which goods or services are directly or, to Sellers’ knowledge, indirectly provided to or for use by a Governmental Entity (each, a “Government Contract”);
(ix)any agreement or other Contract providing for any commitment with respect to any capital expenditures of the Group Companies (on a consolidated basis) that are in excess of $500,000;
(x)any Contract relating to the incurrence, assumption, or guarantee of any Funded Indebtedness or imposing a Lien (other than Permitted Liens) on any of the assets or properties of the Group Companies;
(xi)any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Group Companies with annual consideration reasonably anticipated to be in excess of $500,000, except for any such Contract that can be cancelled by the Group Companies without any termination payment upon 90 days’ notice or less;
(xii)any Contract for the disposition of any material assets or properties of the Group Companies or for the acquisition of any material assets, properties, Equity Securities, or business of any other Person (other than purchases of tangible assets and property in the Ordinary Course of Business);
(xiii)any Contract containing covenants of any Group Company prohibiting or limiting the right to (A) compete in any line of business, (B) acquire any product or other asset or any services from any Person, (C) sell, transfer, pledge, or otherwise dispose of any product or other asset, (D) perform any services for any Person, (E) solicit the services or employment of any Person, (F) prohibit or restrict the ability to conduct business with any Person or in any geographical area or (G) provide products or services to any other Person on any terms (i.e., a “most favored nation” provision);

(xiv)any Contract with any labor union, works council, trade union or similar labor organization or representative of employees, or any collective bargaining agreement, collective agreement, works council agreement or similar Contract covering any employee of the Group Companies or to which any Group Company is subject or has any Liability;
(xv)any Contract or plan (including any profits interest, stock option, merger and/or stock bonus plan) for the issuance, sale, grant, exercise, award, purchase, repurchase or redemption, vesting, or voting of any of the Equity Securities of the Group Companies, or the grant of a profits interest, stock option, or similar equity interest, or any warrants, convertible notes, or other rights to purchase or otherwise acquire any such Equity Securities or other securities, or options, warrants, or other rights therefor, related to or for the benefit of any employee of the Group Companies;
(xvi)any Contract relating to loans to any employee of the Group Companies, director or other individual service provider (other than loans and advances under a Tax qualified retirement plan in the Ordinary Course of Business);
(xvii)any license or other Contract under which any Group Company sublicenses, or grants any rights in any Business IP to other Persons (A) on a non-exclusive basis outside the Ordinary Course of Business, (B) on an exclusive basis, or (C) involving the payment in excess of $500,000 per year;
(xviii)any license or other Contract under which any Group Company is granted a license to or right to use any Intellectual Property Rights of any other Person, but excluding any licenses for commercially and widely available unmodified off-the-shelf Software;
(xix)any Contract involving the provision, maintenance, development, hosting, or configuration of technology, in each case that has an aggregate value in excess of $500,000 or is otherwise material to the Group Companies, taken as a whole;
(xx)any Contract relating to the settlement or conciliation of any Action in the last three years and providing for payment by the Group Companies of more than $500,000 (regardless of insurance) or pursuant to which any Group Company will have any outstanding obligation after the date of this Agreement;
(xxi)any other agreement or Contract, or series of related Contracts, that (A) involved payment or consideration by, or to, the Group Companies in the 12 month period ended December 31, 2022 of an amount in excess of $1,000,000 per annum, or (B) the Sellers reasonably anticipate will involve payment or consideration by, or to, the Group Companies after the date hereof of an amount in excess of $1,000,000 per annum, in each case, not including purchase orders entered into in the Ordinary Course of Business;
(xxii)each Shared Contract that would be required to be disclosed pursuant to the foregoing; and
(xxiii)any legally binding commitment to enter into any of the foregoing.
(b)The Sellers have made available to the Buyer a true, correct, and complete copy of each Material Contract, together with all amendments, exhibits, annexes, or other supplements thereto, in each case, in existence as of the date hereof. Except as set forth on Schedule 3.7(b), each Material Contract is in full force and effect and is legal, valid and binding on the Group Company that is a party to it and enforceable in accordance with its terms against such Group Company and, to the Sellers’ knowledge, each other party thereto. The Group Companies and their respective Affiliates and, to the Sellers’ knowledge, each other party thereto, are not in default or breach in any material respect of its obligations under any Material Contract, and no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to result in a breach or default under any Material Contract, or give any Person the right to cancel, modify, or terminate any Material Contract. No Group Company has provided, or has received any written or, to the Sellers’ knowledge, oral, notice of termination, cancellation, non-renewal, or modification with respect to any Material Contract.
Section 3.8    Absence of Changes. Except as set forth on Schedule 3.8, since the date of the Latest Balance Sheet (i) there has not been any event, change, occurrence, effect, circumstance, development or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Acquired Business has been conducted in the Ordinary Course of Business, and (iii) no Seller or Group Company has taken any action that would be prohibited from being freely taken by Section 5.1 if such action had been taken between the date hereof and Closing.
Section 3.9    Litigation.
(a)Except as set forth on Schedule 3.9, there is no, and since January 1, 2020, there has not been any, Action pending or, to Sellers’ knowledge, threatened (i) by or against any Group Company or any Seller or its Affiliates or any of their respective Representatives (in relation to the Acquired Business) by or before any Governmental Entity, or (ii) relating to any condemnation, expropriation, or other proceedings in eminent domain with respect to any Owned Real Property or, to the Sellers’ knowledge, Leased Real Property. Except as set forth on Schedule 3.9, neither any Seller nor its Affiliates (in relation to the Acquired Business), nor any Group Company, is subject to, and since January 1, 2020 has not been subject to, any material Order. There are no facts or circumstances that would reasonably be expected to result in any material claims against, with respect to, or in connection with the Group Companies or any of their respective current or former Representatives with respect to the Acquired Business.
(b)To the knowledge of the Sellers, in the last five years, (i) no allegations of sexual harassment have been made against or concerning any current or former officers, directors, employees or other service providers of the Group Companies, (ii) no Group Company has entered into any settlement agreement or confidentiality agreement related to allegations of sexual harassment or misconduct by any current or former officers, directors, employees or former employees or other service providers of the Group Company and (iii) each Group Company has satisfied all obligations with respect to the investigation and remedial action steps (if any) of any sexual harassment allegations of which the Group Company is or has been aware.
Section 3.10    Compliance with Applicable Law; Permits. The Group Companies and the Sellers and their Affiliates and each of their respective Representatives (in relation to the Acquired Business) are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws. The Group Companies hold all material Permits (including all material Permits required under Environmental Laws) necessary for the lawful ownership and conduct of the Acquired Business as presently conducted (collectively, “Material Permits”), and each such Material Permit is in full force and effect and the Group Companies are in compliance, in all material respects, with all such Material Permits, and all fees and charges with respect to such Permits have been duly paid in full. Schedule 3.10 sets forth a true and complete list of all Material Permits held by the Sellers or their Affiliates (excluding the Group Companies) with respect to the Acquired Business. Since January 1, 2020, neither the Group Companies nor, with respect to the Acquired Business, any Seller or its Affiliates or their respective Representatives, has received any written or, to the Sellers’ knowledge, oral notice of, or been formally charged by a Governmental Entity with, the violation in any material respect of any Laws or alleging that it is in default, breach, or violation in any respect of, or that seeks the revocation or termination of, any Material Permits.
Section 3.11    Employee Plans.
(a)Schedule 3.11(a) sets forth a list of all Employee Benefit Plans and Foreign Employee Benefit Plans, separated by jurisdiction and specifying whether each such Employee Benefit Plan or Foreign Employee Benefit Plan constitutes a Group Company Benefit Plan or a Seller Benefit Plan.
(b)No Employee Benefit Plan is subject to Title IV of ERISA (including multiemployer defined benefit plans), and none of the Group Companies or their ERISA Affiliates sponsors, operates, contributes to (or has in the past six years established, operated, sponsored, maintained, contributed to, or was required to contribute to, operate, maintain, or sponsor), or has or could have any Liability with respect to an Employee Benefit Plan subject to Title IV of ERISA (including multiemployer defined benefit plans). No Employee Benefit Plan provides, nor do the Group Companies have or reasonably expect to have any obligation to provide, post-termination or retiree health, welfare or life insurance benefits to any current or former director, officer, employee, independent contractor or other individual service provider of the of the Group Companies other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
(c)Each Employee Benefit Plan (i) has been maintained and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable Laws and (ii) has been operated in compliance in all material respects with its terms. There is no pending or threatened litigation or audit by or on behalf of any Employee Benefit Plan, any employee or beneficiary covered under any Employee Benefit Plan or any Governmental Entity involving any Employee Benefit Plan, or otherwise involving any Employee Benefit Plan (other than routine claims for benefits).
(d)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the U.S. Internal Revenue Service or is the subject of a favorable opinion letter from the U.S. Internal Revenue Service on the form of such Employee Benefit Plan and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.
(e)There has not been any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would subject the Group Companies or any of its ERISA Affiliates to any Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(f)With respect to each Employee Benefit Plan, the Sellers have made available to the Buyer complete copies, to the extent applicable, of (i) the current plan and trust documents and the most recent summary plan description, (ii) the three most recent filed annual reports (Form 5500 series) for each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Employee Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iii) the most recent financial statements, and (iv) the most recent U.S. Internal Revenue Service determination letter regarding the qualification of each Employee Benefit Plan covered by Section 401(a) of the Code, and (v) any material, non-routine correspondence from any Governmental Entity with respect to any Employee Benefit Plan.
(g)Each compensation or benefit plan or arrangement, including agreements or arrangements for the payment of, or contribution to, any pension, life assurance, death benefit, jubilee payment, senior part-time, sickness or accident benefits schemes or arrangements, whether collective or individual nature, funded or unfunded, including agreements and arrangements which are partially or fully financed by the employees through salary conversion (“Foreign Employee Pension Plans”), maintained or contributed to by the Group Companies for the benefit of employees or individual workers located primarily outside the United States, other than any benefit or compensation plan or arrangement maintained by a Foreign Governmental Entity, is referred to herein as a “Foreign Employee Benefit Plan.” All obligations under any Foreign Employee Pension Plan, including contributions to external pension providers and obligations arising by operation of applicable Laws, that have become due have been fulfilled by the relevant Group Company in accordance with applicable Laws and in compliance with the agreed terms and conditions. Each Foreign Employee Pension Plan (x) can be continued following Closing under the same terms and conditions (in particular using the same vehicles, where applicable) and (y) is currently and has been administered and operated in all material respects (including in respect of the obligations under applicable Laws and the relevant Foreign Employee Pension Plans in connection with the increase of pension payments) in accordance with all applicable Laws, regulations, guidelines and requirements (including the requirements of any Tax, fiscal, social security, supervisory and regulatory authorities) and the provisions of the relevant Foreign Employee Pension Plan. None of the Foreign Employee Pension Plans have been closed, replaced or amended to the detriment of, the participating employees. Except for amounts included in Closing Date Funded Indebtedness, to Sellers’ Knowledge, none of the pension vehicles (e.g. support fund, pension fund or insurance) used by any Group Company is underfunded or has announced to or would have reason to either reduce their pension payments or request additional, extraordinary contributions. Except as set forth on Schedule 3.11(g) or as would not be reasonably expected to have a Material Adverse Effect, (i) each Foreign Employee Benefit Plan that is not a Foreign Employee Pension Plan has been maintained and administered in compliance with applicable Law, and (ii) the Group Companies have timely made all contributions required by Law to be made by it to the applicable benefit and compensation plans or arrangements maintained by a Foreign Governmental Entity or required to be maintained or contributed to by Law, in each case, for non-U.S. workers.
(h)Except as set forth on Schedule 3.11(h), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan or otherwise that will result in any payment (whether of severance pay or otherwise), forgiveness of indebtedness, accelerated vesting, increase in benefits, increase or create obligation to fund benefits, limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan, in each case, with respect to any current or former director, officer, employee, independent contractor or other individual service provider of the Group Companies.
(i)The execution of this Agreement shall not be the direct or indirect cause of any amount paid or payable to any current or former employee, officer, director or consultant of the Group Companies, being classified as an “excess parachute payment” under Section 280G of the Code, nor shall it create any obligation to gross-up, make-whole or otherwise compensate any current or former director, officer, employee, independent contractor or other individual service provider of the of the Group Companies for any Taxes that could be incurred under Section 280G, Section 4999, Section 409A or Section 105(h) of the Code.
(j)Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is currently, and has always been, operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. No Taxes or penalties have been imposed or could be reasonably expected to be imposed on any current or former employee, officer, director or consultant of the Group Companies, as a result of a failure to comply with Section 409A of the Code.
(k)The Group Companies and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Employee Benefit Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(l)The Group Companies and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Group Companies, any ERISA Affiliate or any Health Plan to any material Liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
Section 3.12    Environmental Matters. Except as set forth on Schedule 3.12:
(a)The Group Companies are, and for the past three years have been, in compliance in all material respects with all Environmental Laws. There is no pending or, to Sellers’ knowledge, threatened Action by any Governmental Entity or Person with respect to the Group Companies relating to Hazardous Substances or otherwise arising under any Environmental Law.
(b)The Group Companies hold all Material Permits that are required pursuant to Environmental Laws for the lawful conduct of their businesses as presently conducted. All such Material Permits are currently in full force and effect, and none are currently subject to any written challenge, suspension, cancellation, adverse modification, revocation, or non-renewal by any person or Governmental Entity.
(c)The Group Companies have not received any written or, to Sellers’ knowledge, oral notice of any material violation of, or material Liability under, any Environmental Laws that has not been fully and finally resolved in accordance with Environmental Laws, and none of the Group Companies are currently subject to any outstanding consent agreement, Order, settlement agreement or similar obligation arising under Environmental Law.
(d)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, the Group Companies have not treated, stored, disposed of, arranged for the disposal of, transported, or handled, any Hazardous Substance, in violation of Environmental Laws, and no Hazardous Substances are present at any real property operated by the Group Companies that require remedial action under Environmental Laws.
(e)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, there has been no Release of any Hazardous Substance, or any investigation, clean up, remediation or corrective action of any kind related to any Release of Hazardous Substances, at, on, under, or from any properties currently or, to the Sellers’ knowledge, formerly owned, leased, or operated on by the Group Companies or otherwise, in each case as related to the operations or waste disposal activities of the Group Companies.
(f)No Group Company has retained or assumed, by Contract or operation of Law, any material Liabilities or obligations of any other Person arising under Environmental Laws
(g)Neither this Agreement nor the consummation of the transactions contemplated hereby shall result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or other Person, required under any Environmental Laws.
(h)To the Seller’s knowledge, there are no underground storage tanks or related piping or surface impoundments storing Hazardous Substances located on or at any of the Owned Real Property or Leased Real Property or any other real property currently used in connection with the operations of any Group Company.
(i)The Group Companies have provided to the Buyer copies of all Material Permits, audits, reports, and other documents pertaining to compliance with all Environmental Laws and all “Phase I,” “Phase II” environmental site assessments or other environmental investigation reports, including any applicable supply chain or supplier audits, in its possession, or to which it has reasonable access, relating to the assets and operations of the Group Companies.
Section 3.13    Intellectual Property.
(a)The Group Companies own, license or otherwise have the valid right to use all Business IP. Schedule 3.13(a) sets forth a list of all patents, patent applications, trademark and service mark registrations and applications for registration thereof, domain names, and registered or applied for copyrights owned or purported to be owned by the Group Companies (collectively, the “Registered Intellectual Property”). To the Sellers’ knowledge, the Registered Intellectual Property are subsisting, valid and enforceable. All currently due maintenance fees, renewal fees, or similar fees for Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining Registered Intellectual Property. Except as set forth on Schedule 3.13(a), there are no actions that must be taken by any Group Company within 60 days of the Closing Date, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. The consummation of this transaction as contemplated by this Agreement shall not affect, diminish, or terminate the ownership of the Owned Intellectual Property or each Group Company’s rights to use Business IP, with any Business IP that is licensed to a Group Company member continuing to be licensed on the same basis as prior to the consummation of the transaction as contemplated by this Agreement.
(b)Except as set forth on Schedule 3.13(b), (i) there are no claims pending before any Governmental Entity against the Group Companies alleging that the Group Companies infringed, misappropriated, or violated the Intellectual Property Rights owned by any third party, and (ii) there are no claims pending before any Governmental Entity that have been brought by the Group Companies against any third party alleging infringement of any Owned Intellectual Property. Neither the Group Companies nor their businesses as currently or previously conducted has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person in the prior six (6) years. To the Sellers’ knowledge, no Person is engaging in any activity or business that infringes upon, dilutes, misappropriates, or otherwise violates the Owned Intellectual Property. To the Sellers’ knowledge, no such infringement, misappropriation, or violation would occur as a result of the continued operation of the Group Companies by the Buyer in the same manner as conducted by the Sellers as of immediately prior to the Closing Date.
(c)All employees, contractors and agents of the Group Companies involved in the conception, development, authoring, creation, or reduction to practice of any material Owned Intellectual Property for a Group Company have executed agreements that assign such Intellectual Property Rights to the applicable Group Company and confidentiality agreements, and the Sellers have provided copies of such agreements to Buyer. The Group Companies have taken reasonable measures to protect the confidentiality of trade secrets and confidential information used in the business of the Group Companies. No current or former partner, director, officer, or employee of a Group Company will, after giving effect to each of the transactions contemplated in this Agreement, own or retain any ownership rights in or to, have the right to receive any royalty or other payment with respect to, any of the Owned Intellectual Property.
(d)Except as set forth on Schedule 3.13(d), there are no settlements, covenants not to sue, consents, Orders or similar obligations that (i) restrict the rights of the Group Companies to use any Intellectual Property Rights in any material manner, or (ii) materially restrict the Group Companies in order to accommodate any third party’s Intellectual Property Rights.

(e)Except as set forth on Schedule 3.13(e), the Group Companies have not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations that would, as a condition of membership or participation, obligate the Group Companies to grant licenses to any Person or otherwise impair or limit any Group Company’s control of any material Owned Intellectual Property.
(f)To the Sellers’ knowledge, there are no, and since January 1, 2021 have been, no material defects, technical concerns or problems in any of the products currently offered by any Group Company that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions. Except as disclosed on Schedule 3.13(f), the Group Companies possesses all source code necessary or useful to compile, produce, or operate their products and the Group Companies have not disclosed, delivered, licensed, or otherwise made available or have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any such source code to any other Person.
(g)The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof that is necessary or useful to compile, produce, or operate any of the products or operations of the Group Companies: (i) in a manner that would restrict the ability of the Group Companies to protect their proprietary interests in any of the Owned Intellectual Property, (ii) in a manner that would grant or purport to grant to any third party any rights to or immunities under any of the Owned Intellectual Property, or (iii) except as disclosed on Schedule 3.13(g), under any license requiring the Group Companies to disclose, license, or distribute proprietary source code of the Group Companies at no or minimal charge.
(h)The Group Companies own, lease or license IT Systems that are necessary for the operations of their businesses. The Group Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. To Sellers’ knowledge, the IT Systems used by the Group Companies do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the Software industry), or other Software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) any other similar type of unauthorized activities. Since January 1, 2020, there has been no failure, material substandard performance, or breach of any IT Systems of a Group Company or its contractors that has caused any material disruption to the business of a Group Company or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by a Group Company. The Group Companies have taken reasonable technical, administrative, and physical measures to protect the integrity and security of such IT Systems and the data stored thereon from unauthorized use, access, or modification by third parties.
Section 3.14    Data Privacy. The Acquired Business and any Person acting on its behalf, and, with respect to the Acquired Business, any Seller or its Affiliates, in connection with any collection, use, maintenance, security, disposal, disclosures, or other processing by or for the

Acquired Business of any Personal Data, confidential information, or other sensitive data (collectively, “Data”), currently complies, and at all times since January 1, 2020, have complied, in all material respects with all applicable Laws, obligations under Contracts, and applicable policies and notices (collectively, “Privacy Obligations”). The transactions contemplated by this Agreement will not materially breach any Privacy Obligations. Since January 1, 2020 the Acquired Business, and, with respect to the Acquired Business, any Seller or its Affiliates, have implemented, and at all times maintained, reasonable security measures designed to protect all Data against accidental, unauthorized, or unlawful loss, interruption, access, use, modification, alteration, destruction, disclosure, damage, breach or incident impacting the security, confidentiality, integrity, or availability of Data by any Person, including any employee of the Acquired Business and, with respect to the Acquired Business, any Seller or its Affiliates (“Security Incident”). Except as set forth on Schedule 3.14, neither the Acquired Business nor, with respect to the Acquired Business, any Seller or its Affiliates, nor, to Sellers’ knowledge, any Person processing Data on behalf of any of the foregoing, have experienced a Security Incident or any unauthorized access to or use of any systems, networks, equipment, or facilities hosting or otherwise processing Data by or for the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates. There has been no Action pending or, to Sellers’ knowledge, threatened against the Acquired Business or, with respect to the Acquired Business, any Seller or its Affiliates, by any Governmental Entity or by any Person regarding the processing, collection, use, or disclosure of Data and/or compliance with Privacy Obligations. Since January 1, 2020, no Group Company has provided or been legally required to provide any notices to data owners in connection with any unauthorized access, use or disclosure of Personal Data.
Section 3.15    TID U.S. Business Status. Except as set forth on Schedule 3.15, the Group Companies do not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the DPA; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Group Companies have no current intentions of engaging in such activities in the future.
Section 3.16    Labor Matters.
(a)The Sellers have made available to the Buyer a true, correct and complete list of each employee of any of the Group Companies that specifies for each such individual, to the extent applicable and permissible under applicable Law, his or her: (i) name, (ii) job title, (iii) employing entity, (iv) age, (v) hire date and service date (if different than hire date), (vi) for employees in the United States, status as exempt or non-exempt under the Fair Labor Standards Act, (vii) current annualized salary or hourly rate of pay, as applicable, (viii) types (including a description of the bonus plan or agreement giving rise to any bonus-related right) and amounts of bonuses, incentive pay, commissions or other non-hourly or non-salary compensation that he or she is eligible to receive, (ix) leave status (including duration of leave and expected return date), (x) amount of accrued and unused vacation and all other paid time off; (xi) details of any applicable visa, work permit or other work authorization, including details regarding sponsoring entity and date of expiration, as applicable, (xii) primary location of employment (including state, as applicable, and country), and (xiii) whether he or she is represented by a labor union, trade union, or works council and, if so, which labor union, trade union, works council. The Sellers have also provided the Buyer a true, correct and complete list of each individual who provides material services to any of the Group Companies in the capacity of an independent contractor, along with his or her: (1) name and, if engaged through a staffing company or other third party, the entity through which he or she provides services, (2) services performed, and (3) compensation for such services. Collectively, the individuals listed within the two lists provided by the Sellers to the Buyer and referenced in this Section 3.16(a) represent the entirety of the individuals necessary to manage and operate the businesses of the Group Companies as currently managed and operated.
(b)The Group Companies are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting labor and employment, including all such Laws respecting wages, hours, overtime pay, non-discrimination, non-retaliation, non-harassment, civil rights, employment practices, employee leasing, short-time work, equal opportunity, recordkeeping, meal and rest breaks, employee benefits, employee training, immigration and employment eligibility verification, withholdings and deductions, privacy, classification and payment of employees, independent contractors and consultants, pay and employment equity, collective bargaining, consultation, recordkeeping, employee leave, plant closings and mass layoffs, workers’ compensation, occupational health and safety, immigration, and the terms and conditions of employment. As of the Closing Date, each employee of any of the Group Companies and any independent contractor, consultant or other worker who has provided services with respect to any of the Group Companies will have been paid all wages, bonuses, compensation and other sums owed to such employee or other individual as of such date.
(c)There is not, and since January 1, 2020 has not been, any material Action pending or, to the Sellers’ knowledge, threatened against any of the Group Companies in connection with the employment or engagement of, or otherwise relating to, any current or former employee of any of the Group Companies or independent contractor, consultant or other worker who provides or has provided services to any of the Group Companies.
(d)Except as set forth on Schedule 3.16, (i) the Group Companies are not and have never been a party to any collective bargaining agreement, memorandum of understanding, collective agreement, works council agreement, or other agreement with any labor union, trade union, works council, labor organization, or similar representative of employees with respect to employees of any member of the Group Companies, (ii) there is no and have been no strikes, walkouts, unfair labor practice charges, slowdowns, picketing, labor grievances, work stoppages, lockouts or other material labor dispute pending or, to the Sellers’ knowledge, threatened against any of the Group Companies, (iii) there is no, and has been no, union organization campaign or certification petition pending or, to the Sellers’ knowledge, threatened with respect to any employees of any member of the Group Companies, (iv) there is no, and has been no, unfair labor practice charge or complaint against any of the Group Companies pending, or, to the Sellers’ knowledge, threatened, before the National Labor Relations Board, (v) no employee representative bodies (including any group works council, general works councils, works councils, executive staff spokespersons’ committees, economic committee, representative body for severely disabled employees, etc.) with respect to employees of any member of the Group Companies and (vi) no Group Company is a member in an employers’ association

(Arbeitgeberverband). Other than as set forth on Schedule 3.16, no employee of a Group Company is represented by a labor union, trade union, works council, or similar representative.
(e)Since January 1, 2020, no Group Company has implemented any plant closing or other employee layoffs or taken any other action that could reasonably result in triggering notice obligations under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law. Any redundancy or restructuring programs which were planned by any of the Group Companies and subject to works council consultation and negotiation rights have been fully and finally implemented and there are no severance, salary or other payments outstanding towards any of the affected employees, neither under any social plan nor under any individual commitments or mutual termination or separation agreements entered into in connection with the program.
Section 3.17    Insurance. Schedule 3.17 sets forth a true and complete list of all insurance policies for the current coverage period under which any Group Company is a named insured or otherwise is a beneficiary of coverage (including the name of the insurer) and a true and complete list of all open claims (in relation to the Acquired Business) under any such insurance policy for any coverage period (including the name of the applicable insurer, the claim number, and the relevant policy period). Insurance has been maintained by or on behalf of the Group Companies as required pursuant to all applicable Laws and Contracts. Except as set forth on Schedule 3.17, (i) neither any Seller nor any Group Company has received any notice from the insurer under any insurance policy set forth on Schedule 3.17 disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending (including with respect to any material increase in premiums) any such policy, (ii) there is no Action currently pending in respect of which any Group Company has received such a notice, there are no open claims with any insolvent insurers under any such policy, and no Group Company has failed to give any notice or present any claims under any such policy in a due and timely fashion as required by the terms of such policy, (iii) no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach or default or permit termination of any such policy, (iv) in the last five years, no policy limits of any such policies have been exhausted or materially eroded or reduced and insurance policies providing substantially similar insurance coverage have been in effect continuously, and (v) all premiums and other amounts due and payable for each insurance policy set forth on Schedule 3.17 have been duly paid, and all such policies or extensions or renewals thereof in the amounts described are valid, binding, and enforceable against the Group Companies or their Affiliates who are parties thereto, and, to the Sellers’ knowledge, the counterparties thereto, and are in full force and effect and, to the Sellers’ knowledge, will be outstanding and duly in full force and effect without interruption until the Closing Date, and their termination is not threatened. The limits of all property insurance policies are not less than the replacement value of the property insured thereunder, and any sublimits under such property insurance policies are prudent and reasonable. All deductible amounts are commercially reasonable. Each Group Company maintains, and has maintained at all times for the past three years, insurance against Liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry.
Section 3.18    Tax Matters. Except as set forth on Schedule 3.18:
(a)Each Group Company has prepared and duly and timely filed (or has had so prepared and filed on its behalf) with the appropriate Governmental Entities all material Tax

Returns required to be filed by or with respect to such Group Company, each such Tax Return is true, complete and correct in all material respects, and all material Taxes owed by any Group Company (or for which a Group Company may be liable) which are or have become due and payable have been duly and timely paid.
(b)All Tax withholding and deposit requirements imposed on or with respect to any Group Company have been satisfied in full in all material respects. Each Group Company, to the extent required by applicable Law, is registered (and has been registered at all times required by applicable Law) for value added Tax, sales and use Tax, goods and sales Tax or other similar Tax in each jurisdiction in which it is required to be so registered and is compliant in all material respects with all requirements imposed upon the relevant Group Company as a result of such registration.
(c)No Group Company has requested or consented to extend the time, or is the beneficiary of any extension or waiver of time, (i) with respect to the due date for the filing of any Tax Return of or with respect to any Group Company or (ii) in which any Tax may be assessed or collected by any Governmental Entity (other than any extension which is no longer in effect).
(d)There are no Liens (other than Permitted Liens) on any of the assets of any Group Company or the Equity that arose in connection with any failure (or alleged failure) to pay any Tax.
(e)There is no claim against any Group Company for any Taxes, and no Group Company has received from any Governmental Entity any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn. No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the knowledge of the Sellers, threatened with respect to any Group Company.
(f)The aggregate amount of the unpaid Tax Liabilities of the Group Companies for all Tax periods ending on or before April 30, 2023 are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes). The aggregate amount of the unpaid Tax Liabilities of the Group Companies for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax Liabilities of the Group Companies as reflected on the Financial Statements as of April 30, 2023 (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of the Group Companies for the period from April 30, 2023 to and including the Closing Date consistent with the past custom and practice of the Group Companies.
(g)No written claim has been made by any Governmental Entity in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.
(h)No Group Company is a party to or bound by any Tax sharing, allocation, or indemnity agreement or arrangement (excluding any commercial agreements that are not primarily related to Taxes). No Group Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or

non-U.S. Law), or as a transferee or successor, or by Contract or otherwise, and no Group Company has ever been a member of an Affiliated Group (in each case, other than with respect to (i) the CFTH CIT Fiscal Unity, (ii) an Affiliated Group the parent of which is a Seller or an Affiliate of a Seller and which does not include any Person other than Seller, an Affiliate of Seller or a Group Company and (iii) any commercial agreements that are not primarily related to Taxes).
(i)There are no closing agreements or similar arrangements (as described in Section 7121 of the Code and any corresponding provisions of state, local or non-U.S. Law) with any Governmental Entity with regard to the determination of the Tax Liability of any Group Company and no Group Company has requested or received any Tax ruling, in either case, that would have continuing effect on periods (or portions thereof) ending after the Closing Date.
(j)No Group Company has been a party to or has engaged in any “reportable transaction” as set forth in Section 1.6011-4(b) of the Treasury Regulations (and all predecessor regulations or any corresponding provisions of state or local Law).
(k)No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provisions of state, local or non-U.S. Law) entered into or created on or prior to the Closing Date, (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) a prepaid amount received on or prior to the Closing Date, or (vii) an election made pursuant to Section 965(h) of the Code.
(l)In the last two years, no Group Company has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to by governed in whole or in part by Sections 355 or 361 of the Code (or any corresponding provisions of state, local or non-U.S. Law).
(m)No Group Company is subject to Tax in any country, other than the country in which it is organized, by virtue of having (or being deemed to have) a permanent establishment, fixed place of business or similar presence. Each Group Company is a resident for Tax purposes only in its country of organization. All payments by, to or among the Group Companies comply with all applicable transfer pricing requirements imposed by any Governmental Entity.
(n)To Sellers’ knowledge, each Group Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(o)No Group Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any corresponding provisions of state, local or non-U.S. Law). No Group Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No “foreign” (within the meaning of Treasury Regulations Sections 301.7701-1(d) and 301.7701-5(a)) Group Company holds or has held directly or indirectly any United States property within the meaning of Section 956 of the Code. No Group Company is a party to any gain recognition agreement under Section 367 of the Code.
(p)Any document that may be necessary in proving the title of a Group Company to any of its assets or undertakings at the date of this Agreement is duly stamped for stamp duty purposes where required by applicable Law, and no such documents which are held outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.
(q)No Group Company is or has been a “surrogate foreign corporation” within the meaning of Code Section 7874.
(r)Each of CFTR Japan, Carlisle Acquisition II B.V., Carlisle Australia Holdings Pty Ltd., Carlisle Fluid Technologies Germany GmbH, MS‐Oberflächentechnik AG, Hosco Holdings, LLC and Hosco International, Inc. is, and has been since its formation, properly classified for U.S. federal income Tax purposes as an association taxable as a corporation. Each Group Company (other than any such Group Company described in the preceding sentence) is, and has been since its formation, properly classified for U.S. federal income Tax purposes as an entity disregarded as separate from its owner.
(s)Carlisle Fluid Technologies Holdings B.V. has a Tax basis in the equity of Carlisle Fluid Technologies (Shanghai) Co., Ltd. equal to (or greater than) the proportion of the Purchase Price allocable to the equity of Carlisle Fluid Technologies (Shanghai) Co., Ltd. in accordance with Section 2.7. Accordingly, no Taxes are required to be paid under People’s Republic of China Administration of Taxation Circular 7 (2015) in connection with the transactions contemplated under this Agreement.
Section 3.19    Compliance with Anti-Corruption, Anti-Money Laundering, and Sanctions Laws.
(a)None of the Group Companies or any of their respective Affiliates, predecessors, ultimate beneficial owners, officers, directors, employees, agents, or other third parties acting on behalf of such Persons have in the past five years violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations; or offered, paid, promised to pay, authorized the payment of, received, or solicited any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value, directly or indirectly, under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper or undue advantage.
(b)At no time during the prior five years has any of the Group Companies, nor any of their respective Subsidiaries, Affiliates, predecessors, ultimate beneficial owners, officers, directors, employees, agents, or other third parties acting on behalf of such Persons

(i) conducted or initiated any internal investigation or review, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity, similar agency or public international organization with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations; or (ii) been the subject of current, pending, or, to Sellers’ knowledge, threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti-Money Laundering Law, or Global Trade Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations.
(c)The Group Companies have, at all times during the last five years, maintained or been subject to policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Global Trade Laws and Regulations.
(d)The Group Companies and each of their Subsidiaries have maintained for the last five years complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles.
(e)None of the Group Companies’ officers, directors, or ultimate beneficial owners with an equity stake in excess of 25% is a Government Official.
(f)None of the Group Companies, or any of their respective Subsidiaries, Affiliates, predecessors, ultimate beneficial owners, officers, directors, employees, agents, or other third parties acting on behalf of such Person, is currently or has within the past five years been a Restricted Party.
(g)At no time during the prior five years has any of the Group Companies, or any of their respective Subsidiaries, Affiliates, predecessors, ultimate beneficial owners, officers, directors, employees, agents, or other third Persons acting on behalf of such Person, engaged in any direct or indirect dealings or transactions with, involving or benefitting a Restricted Party or in or involving a Restricted Country in violation of any Global Trade Laws and Regulations, nor are any of the foregoing currently engaged in any such activities.
Section 3.20    Government Contracts.
(a)Except as set forth on Schedule 3.20(a), none of the Group Companies has (i) any contractual obligation to renegotiate any Government Contract, (ii) been suspended or debarred from bidding on Contracts with any Governmental Entity that would result in a Government Contract, (iii) been audited or investigated by any Governmental Entity with respect to any Government Contracts, or (iv) had a Government Contract terminated by any Governmental Entity for default or failure to perform in accordance with applicable standards.  For the avoidance of doubt, the Government Contract discussed in this Section 3.20 include any third-party Contracts pursuant to which any Group Company’s products or services have been sold, as well as any reseller or distributor agreements pursuant to which any Group Company has agreed to allow a third party to sell its products or services to a Governmental Entity.

(b)Except as set forth on Schedule 3.20(b)(i), none of the Group Companies has or since January 1, 2020 has had any outstanding agreements, contracts, or commitments which require it to obtain or maintain a United States government security clearance or a foreign government security clearance.  Except as set forth on Schedule 3.20(b)(ii), all Government Contracts of each Group Company are fully funded, none have been cancelled, and none are subject to cancellation prior to the expiration thereof.
(c)Each of the Group Companies has complied in all material respects with all clauses, provisions, and requirements of any Government Contract, grant, or cooperative agreement, or any subagreement thereto, or any bid or proposal for any such agreement or subagreement, including but not limited to all such clauses, provisions or requirements that may have been flowed down to any Group Company through prime or higher-tier Contracts or grants or cooperative agreements or bids or proposals.  None of the Group Companies has received any written notices of termination for convenience or termination for default, or any written cure notice or show cause notice relating to any Government Contract, grant, or cooperative agreement, or any subagreement thereto, or any bid or proposal for any such agreement or subagreement.
(d)None of the Group Companies’ Government Contracts were awarded on the basis of small business set-asides.
(e)None of the Group Companies is subject to any administrative, civil, or criminal investigation, internal investigation, or mandatory or voluntary disclosure made or pending, or any dispute with a Governmental Entity or a higher-tier contractor, with respect to any alleged irregularity, noncompliance, violation of law, misstatement, or omission relating to any Government Contract, grant, or cooperative agreement or any bid or proposal relating to such agreements.
(f)Each of the Group Companies is in compliance in all material respects with all country of origin provisions in its Government Contracts, grants, or cooperative agreements, including but not limited to the Trade Agreements Act, Buy American Act, and Buy America requirements.
(g)Each of the Group Companies has complied in all material respects with all cost principles or cost accounting standards as have been applicable to any of its Government Contracts, grants, or cooperative agreements at any tier.
(h)None of the Group Companies has granted to any Governmental Entity any rights in or licenses to its intellectual property that differ from its standard commercial licenses relating to the use of such intellectual property.  None of the Group Companies has granted to any Governmental Entity any Limited Rights, Restricted Rights, Government Purpose Rights, Specifically Designated Rights, or Unlimited Rights, as defined in the Federal Acquisition Regulation and any supplement to the Federal Acquisition Regulation.
Section 3.21    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of the Sellers or their Affiliates or the Group

Companies, except for any fees, commissions or similar payments that have previously been satisfied or that are set forth on Schedule 3.21 and will be included in Unpaid Seller Expenses and satisfied at Closing pursuant to Section 2.4(b).
Section 3.22    Real Property.
(a)Owned Real Property. Schedule 3.22(a) contains a true, correct and complete list of all Owned Real Property (including the name of the property, location, address, description of the Group Company operations conducted thereon, and the Group Company that owns such Owned Real Property). The applicable Group Company (i) owns good and marketable fee simple title in each parcel of Owned Real Property, subject to no Lien except for Liens set forth on Schedule 3.22(a) and Permitted Liens, (ii) has not leased any parcel or any portion of any parcel of the Owned Real Property to any other Person, and (iii) has made available to the Buyer copies of each vesting deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Properties, in each case to the extent in its possession or control.
(b)Leased Real Property. Schedule 3.22(b) contains a true, correct and complete list of all Leased Real Property and all documents constituting the Real Property Leases (pursuant to which any of the Group Companies is a tenant as of the date of this Agreement), together with title and date of all documents and name of the property, location, address, description of the Group Company operations conducted thereon, and the current occupant, if different from the Group Company party to the applicable Real Property Lease. The Group Companies, (i) have provided true, correct and complete copies of all Real Property Leases to the Buyer, (ii) have paid in full all base rents, deposits and additional rents due pursuant to such Real Property Leases (and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full), (iii) have not received any written notice that the fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder, (iv) is not in breach or default under any Real Property Lease, and (v) to Sellers’ knowledge, there is no default by the other party to any Leased Real Property under the applicable Real Property Lease. No Group Company has subleased, licensed, or otherwise granted to any Person other than the Group Companies, whether written or oral, the right to use or occupy any Leased Real Property and the Group Companies are the only occupants of the Leased Real Property. Each Real Property Lease is valid and binding on the Group Company which is a party to it, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and to the Bankruptcy and Equity Exception). Except as set forth on Schedule 3.22(b), (i) the enforceability of the Real Property Leases will not be impaired in any material respect by the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, (ii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will entitle the other party to any Real Property Lease to terminate such lease prior to the scheduled expiration thereof, and (iii) none of the Group Companies are currently participating in any discussions or negotiations regarding termination of any Real Property Lease prior to the scheduled expiration of such lease by reason of a breach or alleged breach by the tenant thereunder.

(c)The Group Companies have not received any written notice that the use of the Real Property for the purposes for which it is presently being used is not permitted as of right under all applicable zoning Laws and the use of the Real Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and such use of the Real Property is not subject to “permitted nonconforming” use or structure classifications. All of the improvements on the Real Property are (i) adequately maintained and in good repair and condition, ordinary wear and tear excepted, (ii) free from any material latent and patent defects and (iii) sufficient for the operation of the Acquired Business currently conducted on the Real Property. The Group Companies have not received any written notice that the improvements on the Real Property, and to the Sellers’ knowledge, none of the improvements on the Real Property, (A) are not in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, or (B) encroach on the real property of any other Person. Each of the improvements on the Real Property (i) abuts on, and has direct vehicular access to, a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Property and comprising a part of the Real Property; (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Real Property located thereon; and (iii) to the Sellers’ knowledge, is not located within any flood plain or area subject to wetlands regulation or any similar restriction. The Group Companies have not received any written notice of any, and to the Sellers’ knowledge there are no, existing or proposed plans to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property as heretofore used in connection with the operation of the Acquired Business. Each of the Group Companies, as applicable, enjoys peaceful and undisturbed possession of the Real Property. In the past three years, (x) there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the Acquired Business currently conducted on the Real Property and (y) none of the Group Companies have experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at any Real Property, except, in the case of each of (x) and (y) as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. To the Sellers’ knowledge, there are no facts or conditions affecting the improvements on the Real Property that would reasonably be expected to interfere with the current use, occupancy or operation thereof.
(d)There are no contractual or legal restrictions that preclude or restrict the ability to use any Real Property by the Group Companies for the current or contemplated use of such Real Property. There are no outstanding options or rights of first refusal or rights of first offer to purchase any of the Real Property, any portion thereof or any interest therein or any similar agreement that would have priority over the Buyer’s right to title of, or a leasehold interest in, the Real Property or any portion thereof or interest therein upon consummation of the transactions contemplated by this Agreement.
(e)No parcel of Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Sellers, has any such condemnation, expropriation or taking been proposed.

(f)Other than the Real Property, the Group Companies (i) do not own, lease, occupy or otherwise use any real property, and (ii) do not have any rights or options to own, lease, occupy, or otherwise use any real property. The Real Property constitutes all of the real property necessary for the ownership and operation of the Acquired Business as currently owned and operated and consistent with prudent industry practices.
Section 3.23    Customers and Suppliers. Schedule 3.23 sets forth a true, complete, and correct list of: (a) the 20 largest customers of the Group Companies on a consolidated basis (measured by aggregate dollars billed) during the fiscal year ended December 31, 2022 (collectively, the “Material Customers”), and (b) the 20 largest suppliers of materials, products, or services to the Group Companies on a consolidated basis (measured by aggregate dollars spent) during the fiscal year ended December 31, 2022 (collectively, the “Material Suppliers”). Except as set forth on Schedule 3.23, since the date of the Latest Balance Sheet no Material Customer or Material Supplier has cancelled, terminated, relinquished, waived, released, or materially adversely changed the pricing or any other terms of its business relationship or any Contract with the Group Companies, or notified the Seller or its Affiliates of any intent to do so.
Section 3.24    Products. With respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the Group Companies, there is no pending or, to the Sellers’ knowledge, threatened claim alleging any material breach thereof, other than as reserved against in the Financial Statements. Each service provided or product manufactured, sold, or delivered by the Group Companies has been in material conformity with all service or product specifications, express or implied warranties and all applicable Laws. There are no claims pending or, to the Sellers’ knowledge, threatened against the Group Companies with respect to the quality of or absence of defects in such products or services of the Group Companies that would be expected to result in a material Liability to, or otherwise materially and adversely affect, the Group Companies taken as a whole (including any material claims or Actions for replacement of any products or any extraordinary product returns). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole, there have been no material product recalls, withdrawals, or seizures with respect to any products of the Group Companies. The Group Companies do not have any material Liability to any Person in connection with the provision of products or services not reserved against in the Financial Statements.
Section 3.25    Inventory; Accounts Receivable and Accounts Payable. All inventory (including finished goods inventory and work in process inventory) of the Group Companies reflected on the Latest Balance Sheet (a) is, subject to the obsolesce and inventory reserves set forth on the Latest Balance Sheet, current, non-obsolete, saleable, or usable (and not in excess of the needs of the Group Companies) in the Ordinary Course of Business, (b) to the Sellers’ knowledge, consists, in all material respects, of a quality and quantity saleable or usable by the Group Companies in the Ordinary Course of Business, (c) to the extent now on hand and purchased after the date of the Latest Balance Sheet, was purchased in the Ordinary Course of Business, and (d) has been valued in accordance with GAAP. All accounts receivable reflected on the Latest Balance Sheet have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations owed to the Group Companies and, subject only to reserves for bad debts set forth on the Latest Balance Sheet, have been collected or are expected to be collectible in the aggregate recorded amounts thereof in accordance with their terms and, are not, to the Sellers’ knowledge, subject to any contests, claims, counterclaims or setoffs. The accounts receivable of the Group Companies arising after the date of the Latest Balance Sheet and before the Closing Date (A) represent sales actually made in the Ordinary Course of Business and (B) constitute valid claims. All accounts payable and notes payable of the Group Companies arose in bona fide arm’s length transactions in the Ordinary Course of Business and with Persons who are not Affiliates of the Group Companies, and no such account payable or note payable is materially delinquent in its payment.
Section 3.26    Transactions with Affiliates. Except as set forth on Schedule 3.26(a) and for arrangements or other relationships (a) solely among the Group Companies, or (b) set forth in the Ancillary Documents, there are no Contracts or transactions between the Group Companies, on the one hand, and any Seller or any Affiliate of any Seller (other than a Group Company) or any present officer, director, equityholder, or management-level employee of any Seller or any Affiliate of any Seller (other than a Group Company), on the other hand, and no such Person owns or has any interests in any assets or properties used by, or provides any material services, assets or technology to, the Group Companies. Schedule 3.26(b) sets forth all Contracts or arrangements between the Group Companies, on the one hand, and any Seller or any Affiliates of Sellers (other than the Group Companies), on the other hand, that will not be terminated effective as of the Closing Date.
Section 3.27    Graco APA Assignment. All of the rights and interests of Carlisle Holdings (formerly named Carlisle Fluid Technologies, Inc.) arising under the Asset Purchase Agreement, dated as of October 7, 2014, by and among Carlisle, Carlisle Holdings, Graco, Inc. (“Graco”) and Finishing Brands Holdings Inc., including with respect to Graco’s indemnification obligations under Article 8 thereof, have been validly assigned by Carlisle Holdings to CFT LLC pursuant to the Drop Down Agreements.
Section 3.28    Exclusivity of Representations and Warranties. Except as set forth in this Article 3 and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, no Seller (and no other Person) makes or has made any representations or warranties in connection with the transactions contemplated hereby. Other than the representations and warranties of the Sellers contained in this Article 3 and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, the Sellers expressly disclaim any other representations or warranties of any kind or nature, express or implied, notwithstanding the delivery or disclosure to the Buyer or its Representatives of any documentation or other information (including any financial projections or other supplemental data), including as to the condition, value or quality of the Group Companies’ business or assets, and the Sellers specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “As Is, Where Is” on the Closing Date, and in their present condition, and the Buyer shall rely solely on its own examination and investigation thereof as well as the representations and warranties of the Sellers set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.
Section 3.29    Acknowledgment and Representations by the Sellers.

(a)Notwithstanding anything contained in this Article 3 or any other provisions in this Agreement to the contrary, each Seller acknowledges and agrees that the representations and warranties of the Buyer set forth in this Agreement (as qualified by the Schedules and in accordance with their respective express terms and limitations) and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document constitute the sole and exclusive representations, warranties, and statements of any kind to the Sellers in connection with the transactions contemplated by this Agreement or any Ancillary Document. Each Seller understands, acknowledges, and agrees that, other than the representations and warranties of the Buyer contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, neither the Buyer nor any other Person makes (and the Buyer expressly disclaims), and no Seller has relied upon, any other representations or warranties of any kind or nature, express or implied, including as to the accuracy or completeness of any of the information provided or made available to the Sellers, their Affiliates, or any of their respective directors, managers, officers, employees, agents, representatives, or lenders prior to the execution of this Agreement.
(b)Each Seller expressly disclaims reliance on any representations and warranties of the Buyer other than those set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing as follows:
Section 4.1    Organization and Power. The Buyer is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation, organization or incorporation, as applicable, except with respect to good standing where the failure to be in good standing (or the equivalent thereof) would not prevent or materially delay the consummation of the transactions contemplated hereby. The Buyer has the requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
Section 4.2    Authority. The Buyer has the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Buyer is or will be a party and the performance by the Buyer of its obligations hereunder and thereunder (including the consummation of the transaction contemplated hereby and thereby) have been (or with respect to the Ancillary Documents to which the Buyer is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of the Buyer and the Buyer’s Affiliates and no other action, approval or proceeding (including by its equityholders) on the part of the Buyer or the Buyer’s Affiliates is necessary to authorize or enter into this Agreement and each of the Ancillary Documents to which the Buyer is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Documents to which the Buyer is or will be a party will be at or prior to the Closing, duly executed and delivered by the Buyer and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of the Buyer (assuming that this Agreement has been, and each of the Ancillary Documents to which the Buyer is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Buyer in accordance with each of their respective terms, subject to the Bankruptcy and Equity Exception.
Section 4.3    Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of the Sellers set forth in Section 3.6, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity or other Governmental Authorization are or will be necessary for the execution, delivery or performance by the Buyer of this Agreement or the Ancillary Documents to which the Buyer is or will be a party, or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act (or any merger-control or foreign direct investment non-U.S. Laws), (ii) those set forth on Schedule 4.3, (iii) those the failure of which to obtain would not otherwise prevent or materially delay the Closing, and (iv) applicable requirements, if any, of federal securities Laws or state “blue sky” Laws. Neither the execution, delivery or performance by the Buyer of this Agreement nor the execution, delivery and performance by the Buyer of the Ancillary Documents to which the Buyer is or will be a party nor the consummation by the Buyer of the transactions contemplated hereby or thereby, with or without notice, lapse of time, or both, will (a) conflict with or result in any violation or breach of any provision of the Buyer’s Governing Documents, (b) except as set forth on Schedule 4.3, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation, or acceleration under, result in the loss of any right or benefit under, or require any consent from or other action by, or any notice to, any other Person under, any of the terms, conditions or provisions of any Contract or obligation to which the Buyer is a party or by which the Buyer is, or any of its properties or assets are, bound, or (c) violate any Law having jurisdiction over the Buyer or any of the Buyer’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Closing.
Section 4.4    Litigation. There is no Action pending or, to the Buyer’s knowledge, threatened in writing against the Buyer before any Governmental Entity which would reasonably be expected to result in a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing. The Buyer is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.
Section 4.5    Brokers. Except for (i) Guggenheim Securities, LLC and (ii) Citigroup Global Markets Inc. (or one or more of its Affiliates), no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of the Buyer or any Affiliate of the Buyer for which any Seller, any Group Company or their respective Affiliates may become liable.
Section 4.6    Financing.
(a)As of the date hereof, the Buyer has received and delivered to the Sellers true and correct copies of (i) an executed equity commitment letter, dated as of the date hereof (including all exhibits, schedules, and annexes thereto, collectively, the “Equity Commitment Letter”), from the Guarantor, pursuant to which the Guarantor has committed to provide equity financing in an aggregate principal amount set forth therein, subject to the terms and conditions set forth therein (the “Equity Financing”), which Equity Commitment Letter provides that the Sellers are third-party beneficiaries thereto and (ii) an executed debt commitment letter, dated as of the date hereof, (including all exhibits, schedules, and annexes thereto and, together with the debt fee letters referred to therein (with fee amounts, pricing caps and other economic terms redacted, so long as such redactions do not cover terms that would reasonably be expected to affect the conditionality, amount, timing, availability or termination of the Debt Financing), as the same may be amended, modified, supplemented or replaced solely in accordance with the terms hereof, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed to provide debt financing in the aggregate principal amount set forth therein, subject to the terms and conditions set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and as of the date of this Agreement no such amendment or modification is contemplated (other than as expressly contemplated therein as of the date hereof, including to add additional lenders, lead arrangers bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof), and as of the date of this Agreement the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect.
(b)As of the date hereof there are no side letters or Contracts to which the Buyer is a party that impose conditions on the funding of the Financing other than as expressly set forth in the Commitment Letters. The Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letters to be paid on or prior to the date hereof and will pay all additional fees thereunder as they become due in accordance with the terms of the Debt Commitment Letter; provided, however, that any payment due and payable on the Closing Date may, in the discretion of the Buyer, be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Financing on the Closing Date. As of the date hereof, each of the Commitment Letters are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, the Buyer and, to the knowledge of the Buyer, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters delivered to the Sellers prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of the Buyer, (ii) constitute a failure to satisfy a condition precedent on the part of the Buyer or, (iii) to the knowledge of the Buyer, result in any portion of the Financing being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date hereof, the Buyer has no reason to believe that any of the conditions to the Financing contemplated by the

Commitment Letters applicable to it will not be satisfied on the Closing Date. Assuming the conditions in Sections 6.1 and 6.2 are satisfied and the Financing is funded in accordance with the Commitment Letters (including any flex provision), the Buyer will have on the Closing Date funds sufficient to (i) pay the aggregate Estimated Purchase Price and the other payments under Article 2 and (ii) pay any and all fees and expenses required to be paid by the Buyer and its Affiliates (including the Group Companies following the Closing) in connection with the transactions contemplated by this Agreement and the Financing (collectively, the “Financing Purposes”). The Buyer affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that the Buyer obtains the Financing or any other financing for or related to any of the transactions contemplated hereby.
Section 4.7    Acquisition of Equity for Investment. The Buyer is acquiring the Equity for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity. The Buyer agrees that the Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements (or any similar non-U.S. requirements), except pursuant to an exemption therefrom under applicable United States securities Laws (or any similar non-U.S. Laws).
Section 4.8    Solvency. Assuming (i) the representations and warranties of the Sellers contained in this Agreement are true in all material respects, (ii) the compliance by the Sellers with their respective obligations hereunder and under the Ancillary Documents, (iii) any estimates, projections, forecasts or revenue or earnings predictions regarding the Acquired Business prepared by or on behalf of the Sellers and made available to the Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, (iv) the representation and warranty below as if it were made with respect to the Acquired Business as of the date hereof would be accurate, and (v) the consummation of the Financing on the terms set forth in the Commitment Letters, at and immediately after the Closing, and after giving effect to the transactions contemplated hereby, the Buyer and the Group Companies (on a consolidated basis) (a) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts (including all debts, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their debts as they become absolute and matured), (b) will have adequate capital with which to engage in their business and all businesses in which they are about to engage, and (c) will not have incurred and do not immediately plan to incur debts beyond their ability to pay as they become absolute and matured.
Section 4.9    Exclusivity of Representations and Warranties. Except as set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, no Buyer (and no other Person) makes or has made any representations or warranties in connection with the transactions contemplated hereby. Other than the representations and warranties of the Buyer contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, the Buyer expressly disclaims any other representations or warranties of any kind or nature, express or implied, and the Sellers shall rely solely on the representations and warranties of the Buyer set forth in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.

Section 4.10    Acknowledgment and Representations by the Buyer.
(a)The Buyer acknowledges and agrees that it (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Equity, and that it has engaged advisors experienced in the evaluation and purchase of businesses such as that of the Group Companies, (ii) has, in addition to its reliance on the representations and warranties of the Sellers contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document, conducted its own independent review and analysis of and has evaluated such documents, information and other material as it has deemed necessary to enable it to make a decision and, based thereon and such representations and warranties, has formed a judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, (iii) has been furnished with or given access to information about the Group Companies and its businesses and operations, (iv) has reviewed and analyzed certain documents, information and other materials provided and (v) has been provided an opportunity to ask questions of the Group Companies with respect to such documents, information and other materials.
(b)Notwithstanding anything contained in this Article 4 or any other provisions in this Agreement to the contrary, the Buyer acknowledges and agrees that the representations and warranties of the Sellers expressly and specifically set forth in Article 3 (as qualified by the Schedules and in accordance with their respective express terms and limitations) and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document constitute the sole and exclusive representations, warranties and statements of any kind to the Buyer in connection with the transactions contemplated by this Agreement or any Ancillary Document. The Buyer understands, acknowledges and agrees that none of the Sellers or any other Person makes (and each of the Sellers expressly disclaims), and the Buyer has not relied upon, any other representations or warranties of any kind or nature, express or implied (other than those contained in this Agreement and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document), (x) as to the condition, value or quality of the Group Companies’ businesses or assets, and the Sellers specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “As Is, Where Is” on the Closing Date, and in their present condition, (y) as to the accuracy or completeness of any of the information provided or made available to the Buyer, its Affiliates or any of their respective Representatives or lenders prior to the execution of this Agreement or (z) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Group Companies heretofore or hereafter delivered to or made available to the Buyer, its Affiliates or any of their respective Representatives or lenders.
(c)The Buyer expressly disclaims reliance on any representations and warranties of the Sellers other than those in Article 3 (as qualified by the Schedules and in accordance with their respective express terms and limitations) and in any Ancillary Document or any certificate delivered pursuant to this Agreement or any Ancillary Document.

ARTICLE 5
COVENANTS
Section 5.1    Conduct of the Business of the Group Companies. Except as expressly contemplated by this Agreement, as set forth on Schedule 5.1 or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause their Affiliates (including each of the Group Companies) to, (a) conduct the Acquired Business in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve present relationships and goodwill with suppliers, customers, landlords, employees, agents, and other Persons, in each case having business dealings with the Group Companies, (c) not take or omit to be taken any action which would reasonably be expected to result in a Material Adverse Effect and (d) without limiting the generality of the foregoing, not:
(i)amend any provision of any Group Company’s Governing Documents;
(ii)(A) issue or sell any Equity Securities of any of the Group Companies, (B) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Securities of any of the Group Companies, or (C) split, combine, reclassify, cancel, redeem, or repurchase any of the Equity Securities of any of the Group Companies;
(iii)declare, set aside, or pay any dividend or any other distribution with respect to the Equity, except dividends or other distributions of Cash and Cash Equivalents made prior to the Measuring Time;
(iv)make any change in the Group Companies’ policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the Ordinary Course of Business;
(v)make or commit to make any capital expenditures of the Group Companies other than in the Ordinary Course of Business;
(vi)except as contemplated by the Transition Services Agreement, enter into any transaction between any Group Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, that would be binding on any Group Company after the Closing;
(vii)make any change to any intercompany Contract (or any portion thereof), services, support, and other arrangements, whether written or oral, between or among any Group Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, in a manner that would reasonably be likely to cause the Transition Services Agreement to be more costly or burdensome on the Buyer or its Affiliates (including, for this purpose, the Group Companies) following the Closing;
(viii)make any change in the Group Companies’ accounting methods, principles or practices, in each case, other than as required by GAAP;

(ix)sell, license, lease, transfer, assign, abandon or otherwise dispose of any of the Group Companies’ material assets or mortgage, pledge, or impose any Lien upon any of the assets of the Group Companies, in each case, other than in the Ordinary Course of Business;
(x)permit any Group Company to incur, assume or guarantee any indebtedness for borrowed money, other than indebtedness which is extinguished in full prior to or in connection with Closing or is to another Group Company;
(xi)permit any Group Company to make any investment in or acquisition of, either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets, or otherwise, any Person;
(xii)permit any Group Company to make any loans or advances to any Person;
(xiii)permit any Group Company to make, enter into, modify, amend, or terminate any Contract providing for the employment or engagement of any individual service provider of any Group Company providing annual compensation in excess of $200,000, except for any such Contract which can be unilaterally terminated by the employer of such individual service provider for any reason without any notice or waiting periods and without incurring any Liability;
(xiv)unless required by applicable Law, (A) negotiate, modify, extend, or enter into any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council with respect to any employee of the Group Companies, (B) recognize or certify any labor union, labor organization, or works council, or group of employees as the bargaining representative of any Group Company or (C) establish a membership in an employers’ association (Arbeitgeberverband);
(xv)unless required by applicable Law or by the terms, as of the date hereof, of an Employee Benefit Plan or Foreign Employee Benefit Plan set forth on Schedule 3.11(a), (A) establish, adopt, enter into, terminate, or amend any Employee Benefit Plan, Foreign Employee Benefit Plan or plan, program, policy, practice, agreement, or arrangement that would be an Employee Benefit Plan or Foreign Employee Benefit Plan if it had been in effect as of the date of this Agreement, (B) grant or pay, or commit to grant or pay, any (1) bonus, incentive, or other similar payment or benefit, or (2) equity or equity-related award or profit-sharing award or other similar payment or benefit (including profits interests or other equity interests in or related to a Seller or any of its Affiliates) to any employee of, or individual service provider to, the Group Companies, (C) increase, or commit to increase, the amount of wages, salary, bonuses, commissions, fringe benefits, severance, or other compensation, benefits, or remuneration payable to any employee of or individual service provider to the Group Companies, (D) take any action to accelerate any payment or benefit, the vesting, payment or funding (through a grantor trust or otherwise) of any equity, equity-based, or non-equity based award, or other payment or benefit, payable or to become payable to any employee of or individual service provider to the Group Companies, or (E) lend any money to employee of the Group Companies, other than reasonable and normal advances to employees for bona fide expenses in the Ordinary Course of Business;
(xvi)(A) hire or terminate any Person who is (or upon hire would be) an employee of the Group Companies, except (1) in the Ordinary Course of Business with respect to any employee of the Group Companies whose annual compensation does not exceed $150,000, or (2) terminations for cause, (B) implement any mass layoff, plant closure, group termination, or other material reduction in force with respect to, or which otherwise could affect, any employee of the Group Companies or any Group Company, (C) effectuate a transfer (internal or external to the organization) or otherwise alter the employment or service of any employee of the Sellers and their Affiliates such that it causes a change in his or her designation as (or not as) an employee of the Group Companies;
(xvii)make any change in the manner in which the Group Companies generally extends discounts or credits to customers, other than in the Ordinary Course of Business;
(xviii)amend, modify, or waive any Material Contract, terminate any Material Contract other than terminations pursuant to the expiration of the term of any such Material Contract, or enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract;
(xix)sell, lease, sublease, or otherwise grant any Person the right to use or occupy any Real Property, or acquire any additional owned or leased real property, or fail to pay or perform any material obligations under, renew, terminate, or materially amend any Real Property Leases;
(xx)with respect to the Group Companies (including for this purpose actions that would affect the Buyer with respect to the Group Companies after the Closing), change the Tax residency of any Group Company, make or change any material Tax election in a manner inconsistent with the Ordinary Course of Business, settle or compromise any Action in respect of material Taxes, change any Tax accounting period or method of Tax accounting, file any Tax Return in a manner inconsistent with the Ordinary Course of Business, enter into any material Tax sharing or similar agreement (other than Contracts entered into with third parties in the Ordinary Course of Business the primary purpose of which is not Taxes), file any amended Tax Return, surrender any right to a Tax refund, or extend or waive the statute of limitations applicable to any material Tax claim or assessment;
(xxi)fail to maintain the effectiveness of material Intellectual Property Rights, including by failing to make any requisite filings, renewals, or payments with applicable patent and trademark offices in applicable jurisdictions;
(xxii)initiate, settle, cancel, compromise, release, or provide a waiver with respect to any Action relating to any Group Company existing on or after the date hereof involving more than $250,000 individually or $500,000 in the aggregate;
(xxiii)fail to take reasonable steps to maintain the confidentiality of material Intellectual Property Rights;

(xxiv)fail to pay any Taxes imposed on or with respect to any Group Company as they become due;
(xxv)take any action, or fail to take any required action, in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations; or
(xxvi)agree, whether orally or in writing, to do any of the foregoing.
Section 5.2    Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to any restrictions contained in the confidentiality agreements to which any Group Company is subject (in which case the Sellers shall use commercially reasonable efforts to make substitute access arrangements), the Sellers shall, and shall cause each of the Group Companies to, provide to the Buyer and its Representatives reasonable access to all books and records (including the ability to make copies thereof), employees, facilities and properties of or related to the Acquired Business (in a manner so as to not interfere unreasonably with the normal business operations of the Group Companies). All of such information shall be treated as “Confidential Information” (as defined in the Confidentiality Agreement) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and the Buyer agrees that it shall be bound by the Confidentiality Agreement to the same extent as LSF Investments, LLC solely with respect to such information; provided, that the obligations of the Buyer and their Affiliates under the Confidentiality Agreement shall terminate and cease to be in effect from and after the Closing.
Section 5.3    Efforts to Consummate.
(a)Subject to the terms and conditions herein provided, the Buyer and each Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction of the Closing conditions set forth in Article 6), including with respect to the Sellers obtaining and maintaining all consents from third parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Buyer shall use reasonable best efforts to obtain consents of all Governmental Entities and other Persons necessary to consummate the transactions contemplated by this Agreement, and the Buyer and each Seller shall provide all reasonable assistance requested by the Buyer or Seller in connection therewith. All HSR Act filing fees and any other merger-control filing fees shall be borne by 50% by the Buyer and 50% by Carlisle. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act (or any similar non-U.S. Laws) with respect to the transactions contemplated by this Agreement promptly (and in the case of any filing pursuant to the HSR Act, within 10 Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act (or any similar non-U.S. Laws). Without limiting the foregoing, the Sellers, the Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act (or any similar non-U.S. Laws) or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. The

Buyer shall agree to take any of the following actions as may be required by any Governmental Entity to consummate the transactions contemplated by this Agreement: (A) selling, divesting, licensing or otherwise disposing of, or holding separate and otherwise agreeing to sell, divest, license or otherwise dispose of, any entities, assets or facilities of the Group Companies after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), or (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, except, in each case of the foregoing clauses (A) through (C), as would have a material and adverse effect on the Acquired Business taken a whole or the Buyer. Notwithstanding the foregoing, none of the Buyer, its Affiliates, or any portfolio company of any investment fund that is advised or managed by any Affiliate of the Buyer shall be required to take any such actions described in the foregoing clauses (A) through (C), other than solely with respect to the Group Companies after the Closing pursuant to the foregoing sentence. The Buyer shall resist and defend against any Action to challenge the consummation of the transactions consummated by this Agreement, except as would have a material and adverse effect on the Acquired Business taken as a whole or the Buyer.
(b)The Parties shall file a joint voluntary notice pursuant to 31 C.F.R. § 800.501 (the “Notice”), and shall, in cooperation with each other, (i) promptly, but in any event not more than fifteen (15) Business Days after the date hereof, prepare and file a draft Notice for review by CFIUS. Each of the Parties shall, and shall cause each of their respective Affiliates to, promptly provide CFIUS with any additional or supplemental information requested by CFIUS on such draft Notice, and promptly submit the final Notice after resolution of all questions or comments received from CFIUS staff or confirmation that CFIUS has no further comments on the draft Notice; (ii) promptly respond, and in any event respond no later than as required by CFIUS, to any request for additional information, documents or other materials received after filing of the final Notice; and (iii) take commercially reasonable action to overcome objections, national security concerns or requests for mitigation which may be raised by CFIUS. Without limiting the foregoing, each of the Parties shall, in connection with the CFIUS review, (A) cooperate in all respects and consult with each other in connection with the preparation and consideration of the draft and final Notice, including by allowing each such other Party to have an opportunity to review in advance and comment on drafts of filings and submissions; (B) promptly inform each other Party of any substantive communication received from, or given to, CFIUS, by promptly providing copies to the other of any such written communications, except as requested by CFIUS to remain confidential from any other Party; and (C) permit each other Party to review in advance any substantive communication that it gives to, and consult with each other in advance of any meeting, scheduled substantive phone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give each such other Party the opportunity to attend and participate in any in-person meetings with CFIUS, in each of clauses (A), (B) and (C) of this Section 5.3(b), subject to confidentiality considerations contemplated by the DPA or required by CFIUS and redactions for personally identifiable information or business confidential information. Such efforts shall not require the Parties to agree to take or accept any condition or mitigation measures proposed by CFIUS that (1) in a party’s reasonable business judgment, would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on its business, operations or prospects, or (2) are not conditioned upon the consummation of the transactions contemplated hereby. The Buyer will pay the statutory filing fee associated with filing the Notice.
(c)The Seller shall, as promptly as practicable following the date hereof, and at least sixty (60) calendar days prior to the Closing Date, prepare and file with the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) a notification regarding the intended sale of the Group Companies, as applicable, pursuant to 22 C.F.R. § 122.4(b). The Seller shall, within five calendar days following the Closing Date, submit or cause to be submitted to DDTC all information required by 22 C.F.R. § 122.4(a) regarding the divestiture of the Group Companies, as applicable. In addition, the Buyer shall, within five calendar days following the Closing Date, submit or cause to be submitted to DDTC a new statement of registration for the Group Companies, as applicable, as required by 22 C.F.R. § 122.2 and shall notify DDTC of such submission by email at pm-dtcc-mad@state.gov (all DDTC filings and submissions, collectively, the “ITAR Filings”). The Parties shall undertake to act promptly and cooperatively in providing all such information required for the purposes of the ITAR Filings.
(d)Each Party shall promptly notify the other Parties of any communication it or its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by it to any Governmental Entity. No Party shall participate in any meeting or substantive conversation with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting or conversation. Each Party will provide the other Parties with copies of all correspondence, filings or communications between it or any of its Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
(e)The Parties may, as they deem advisable and necessary, redact or withhold as necessary to address reasonable privilege or confidentiality concerns, the materials provided to the other under this Section 5.3, and designate any competitively sensitive materials as “outside counsel only.” Materials designated as “outside counsel only” and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, subject to applicable Law, the Parties shall consult and cooperate with each other in advance in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.
(f)Prior to the Closing or termination of this Agreement, the Buyer shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any

Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 5.4    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Seller, any Group Company or any of their Affiliates, regarding their business with any Seller or any Affiliate of any Seller (including the Acquired Business) or the transactions contemplated by this Agreement without the prior written (including by e-mail) consent of Carlisle; provided, that with respect to any such contact with any employee or supplier, such consent of Carlisle shall not be unreasonably withheld, conditioned or delayed; provided, further, that nothing in this Section 5.4 shall restrict the Buyer or its Representatives or Affiliates from (i) engaging in any communications in the ordinary course of business unrelated to the transactions contemplated by this Agreement or (ii) contacting any employee of the Group Companies or any Seller related to the Acquired Business in order to allow the Buyer to ensure an orderly transition and integration of the Group Companies following the Closing and to allow the Buyer to discharge its obligations under this Agreement. For the avoidance of doubt, in no event shall this Section 5.4 apply to any portfolio company of any investment fund that is advised or managed by any Affiliate of the Buyer.
Section 5.5    Notifications. From and after the date of this Agreement until the Closing, the Sellers shall deliver to the Buyer prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the Closing; provided, that no such notification shall impact the Buyer’s right to assert a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b). From and after the date of this Agreement until the Closing, the Buyer shall deliver to the Sellers prompt notice of any matter, event, circumstance, change or effect arising after the date hereof if, and only if, such matter, event, circumstance, change or effect has caused, or would reasonably be expected to cause, any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied as of the Closing; provided, that no such notification shall impact the Sellers’ right to assert a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b).
Section 5.6    Indemnification; Directors’ and Officers’ Insurance.
(a)The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers, and officers of each Group Company, as provided in each such Group Company’s Governing Documents or otherwise in effect as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that each Group Company will perform and discharge such Group Company’s obligations to provide such indemnity and exculpation after the Closing, in each case as a last resort following the unavailability of comparable indemnification from the Sellers and their Affiliates or coverage under the policy to be maintained or purchased pursuant to Section 5.6(b). The indemnification and Liability limitation or exculpation provisions of each Group Company’s Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers or officers of the Group Companies, unless such modification is required by applicable Law.
(b)The Sellers shall, at the Sellers’ expense and for a period of six years after the Closing, maintain directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, in an amount and scope and subject to a retention at least as favorable as the Sellers’ and its Affiliates’ existing policies with respect to matters existing or occurring at or prior to the Closing (the “D&O Policy”). Notwithstanding anything to the contrary, subject to the insurer’s rights under the D&O Policy and subject to any requirements of any applicable Group Company’s Governing Documents, from and after the Closing, the Buyer shall have the right to control any defense or settlement of any threatened or actual claim against the Group Companies or Persons associated with the Group Companies prior to Closing (as directors, managers, officers, employees and agents, or otherwise) for which coverage may be available under the D&O Policy (the “Group Companies Defendants”), including without limitation, the right to appoint separate counsel for any of the Group Companies Defendants in the event there is a claim against the Group Companies Defendants and other Persons insured under the D&O Policy. In the event that the insurer under the D&O Policy declines to approve the appointment of such separate counsel for the Group Companies Defendants, the Buyer and the Sellers shall cooperate in good faith with respect to the defense and settlement of any such matter, and the Buyer and the Sellers shall allocate any costs within the retention of the D&O Policy between the Buyer and the Sellers based upon the relative legal and financial exposures of the Group Companies Defendants and any other defendants insured under the D&O Policy. In the event of any claim against the Group Companies Defendants for which coverage may be available under the D&O Policy, the Sellers shall (i) use commercially reasonable efforts to pursue coverage for such claim on behalf of the Group Companies Defendants, (ii) provide all information reasonably requested by the Buyer or the Group Companies Defendants with respect to the D&O Policy and any claim for coverage under the D&O Policy, and (iii) promptly pay to or on behalf of the Group Companies Defendants any proceeds of the D&O Policy received by the Sellers or their Affiliates to the extent such proceeds are paid pursuant to any claim on the D&O Policy on behalf of the Group Companies Defendants.
(c)The directors and officers of the Group Companies entitled to the indemnification, Liability limitation, exculpation and insurance set forth in this Section 5.6 are intended to be third-party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the Closing and shall be binding on all successors and assigns of the Buyer and the Sellers.
Section 5.7    Documents and Information. After the Closing Date, the Buyer shall, and shall cause the Group Companies to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Group Companies in existence on the Closing Date and, subject to any restrictions contained in the confidentiality agreements to which the Buyer is subject (in which case the Buyer shall use commercially reasonable efforts to make substitute access arrangements), make the same available for inspection and copying by the Sellers (at the Sellers’ expense) during normal business hours of the Buyer or the Group Companies, as applicable, upon reasonable request and upon reasonable notice (in a manner so as to not unreasonably interfere with the normal business operations of the Group Companies). No such books, records or documents shall be destroyed until after the seventh anniversary of the Closing Date by the Buyer, the Group Companies or any of their Affiliates, without first advising the Sellers in writing and giving the Sellers a reasonable opportunity to make a copy thereof.
Section 5.8    Employee Benefits Matters. During the period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, the Buyer shall provide employees of the Group Companies who continue to be employed by the Buyer or the Group Companies with (i) not less than the same base salary or hourly wage rate as provided to such employees immediately prior to the Closing Date, (ii) the severance benefits set forth on Schedule 5.8 and (iii) employee benefits and other compensation (excluding severance benefits, equity or equity-related incentives, retention, change in control, transaction or similar bonuses and arrangements, defined benefit pension, retiree health or welfare benefits, non-qualified retirement benefits, and non-qualified deferred compensation) that are substantially comparable in the aggregate to the benefits and other compensation provided under the Employee Benefit Plans or Foreign Employee Benefit Plans set forth on Schedule 3.11(a). The Buyer further agrees that, from and after the Closing Date, the Buyer shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Group Companies to, grant all of their employees credit for any service with the Sellers, the Group Companies or any of their predecessors earned prior to the Closing Date for eligibility, vesting, and benefit accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by the Buyer, the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”), to the same extent as such employee was entitled before the Closing Date to credit for such service under a corresponding Employee Benefit Plan or Foreign Employee Benefit Plan, except (x) for purposes of eligibility to participate and accrue under any defined benefit plan, retiree health or welfare plans, equity or equity-based compensation plans or non-qualified deferred compensation plans or retirement or similar plans, (y) for any purpose where service credit for the applicable period is not provided to participants generally, and (z) to the extent such credit would result in a duplication of benefits. The Sellers represent that all employees of the Group Companies who are eligible for a bonus that is in whole or in part determined based on performance of Sellers or their Affiliates are set forth on Schedule 5.8 (the “Management Bonus Employees”) and, notwithstanding anything to the contrary in this Section 5.8, (A) no later than February 15, 2024, the Sellers shall inform the Buyer of all information necessary or appropriate to determine the actual bonus payment due to each Management Bonus Employee who remains employed by the Buyer or its applicable Affiliates on December 31, 2023, calculated in accordance with the bonus plan parameters set forth on Schedule 5.8, and Carlisle, on behalf of the Sellers, shall pay to the Buyer an aggregate amount equal to the excess of each such bonus payment over 100% of the target annual incentive award for each Management Bonus Employee (and such payment by Carlisle shall include any payroll, social security, unemployment and similar Taxes payable in respect of each such cash incentive award that exceeds 100% of the target annual incentive award) and (B) within 30 days following receipt of such payment from Carlisle, the Buyer or its applicable Affiliates shall pay the cash incentive awards to the Management Bonus Employees who remain employed by the Buyer or its applicable Affiliates on December 31, 2023, calculated in accordance with the bonus plan parameters set forth on Schedule 5.8. In addition, the Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan or Foreign Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of the Group Companies to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the plan year of initial participation to the extent taken into account under any substantially comparable Employee Benefit Plan or Foreign Employee Benefit Plan as of the Closing Date; provided, that the Group Companies shall have timely provided to the Buyer sufficient information and documentation for the Buyer to comply with this Section 5.8. The Buyer agrees that the Buyer and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations Section 54.4980B-9. The Buyer shall, on the first payroll following the Closing, pay the Transaction Bonuses to the applicable employees of the Group Companies in the amounts as set forth on Schedule 1.1(c). The Parties acknowledge and agree that no provision of this Section 5.8 shall be construed to create any third-party beneficiary rights in any current or former employee, director or consultant of the Group Companies.
Section 5.9    No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, shall be issued or made by any Party (nor will any Party permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Carlisle and the Buyer, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case Carlisle and the Buyer shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, and (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby. Nothing herein shall prevent (i) any Party from at any time furnishing any information to any Governmental Entity or from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such Party’s (or such Party’s Affiliate’s) shares of capital stock are listed, (ii) in respect of CFTUK Equity only, any Party making any disclosure or filing required under the Companies Act 2006, (iii) the Buyer or any Affiliate thereof from disclosing information regarding this Agreement and the transactions contemplated hereby to the Debt Financing Sources, investors and limited partners and to prospective Debt Financing Sources, investors and limited partners as part of fundraising, marketing or reporting undertaken by the Buyer or any Affiliate thereof.
Section 5.10    Tax Matters.
(a)The Sellers shall prepare and file or otherwise furnish in proper form to the appropriate taxing authority (or cause to be prepared and filed or so furnished) in a timely manner all (1) Tax Returns of any Seller Affiliated Group, (2) the 2022 Dutch corporate income Tax Return of Carlisle Fluid Technologies Holdings B.V. and (3) U.S. federal, U.S. state and local, and non-U.S. Tax Returns for Income Taxes of the Group Companies with respect to any Pre-Closing Tax Period (such Tax Returns described in subclause (3), the “Pre-Closing Income Tax Returns”) required to be filed after the Closing (the Tax Returns described in this Section 5.10(a), the “Seller Income Tax Returns”). With respect to any Pre-Closing Income Tax Return filed after the Closing Date, the Sellers shall (i) deliver a draft of any such Pre-Closing Income Tax Return, together with all supporting documentation and workpapers, to the Buyer for its review and reasonable comment not later than 30 days prior to the due date for filing any such Tax Return, (ii) timely file any such Pre-Closing Income Tax Return (as revised to incorporate the Buyer’s reasonable comments or, if applicable, as finalized in accordance with Section 5.10(e)(v)) and (iii) provide a copy thereof to the Buyer.
(b)Other than Seller Income Tax Returns, the Buyer shall prepare and file or otherwise furnish in proper form to the appropriate taxing authority (or cause to be prepared and filed or so furnished) in a timely manner all U.S. federal, U.S. state and local, and non-U.S. Tax Returns for Income Taxes of the Group Companies with respect to any Straddle Period (such Tax Returns, “Straddle Period Income Tax Returns”). With respect to any Straddle Period Income Tax Return, the Buyer shall (i) deliver a draft of any such Straddle Period Income Tax Return, together with all supporting documentation and workpapers, to Carlisle for review and reasonable comment not later than 30 days prior to the due date for filing any such Tax Return, (ii) timely file any such Straddle Period Income Tax Return (as revised to incorporate Carlisle’s reasonable comments or, if applicable, as finalized in accordance with Section 5.10(e)(v)) and (iii) provide a copy thereof to Carlisle.
(c)The Sellers shall pay any and all (i) Income Taxes of any Seller Affiliated Group (or any member thereof), (ii) Taxes payable in respect of any Pre-Closing Income Tax Return, (iii) Taxes payable in respect of any Straddle Period Income Tax Return to the extent attributable to the portion of such Straddle Period ending on the Closing Date (determined in accordance with Section 5.10(d)), and (iv) Taxes required to be paid under People’s Republic of China Administration of Taxation Circular 7 (2015) in connection with the transactions contemplated under this Agreement (collectively, “Pre-Closing Income Taxes”), in each case, except to the extent any such Pre-Closing Income Taxes were taken into account in the final determination of Funded Indebtedness.
(d)In the case of Income Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be deemed equal to the amount that would be payable if the Tax period of the Group Companies ended with (and included) the Closing Date.
(e)The Parties agree with respect to the preparation and filing of Seller Income Tax Returns and Straddle Period Income Tax Returns as follows:
(i)All Transaction Tax Deductions shall be treated as arising on or before the Closing to the extent permitted by applicable Law.
(ii)An election under Revenue Procedure 2011-29, 2011-18 IRB 746 shall be made to treat 70% of any applicable “success-based” transaction expenses as amounts that did not facilitate the transactions contemplated by this Agreement to the extent permitted by applicable Law.
(iii)At the request of the Buyer, the Sellers shall join the Buyer in making an effective Code Section 338(h)(10) election for each of (A) Hosco Holdings, LLC and (B) Hosco International, Inc. Without the prior written consent of Carlisle, the Buyer shall not, and the Buyer shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt, the Group Companies) to, make any other election under Section 338 of the Code (or any comparable provision of state or local Tax Law or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement (including with respect to any Group Company).
(iv)To the extent any Group Relief is claimed by any Group Company in relation to any Taxable period (or portion of Straddle Period) ending on or before the Closing Date in a Pre-Closing Income Tax Return or Straddle Period Income Tax Return, the (i) Sellers shall (and shall cause their Affiliates to) make all necessary elections, claims and file their Tax Returns (as well as the relevant Pre-Closing Income Tax Returns), and (ii) Buyer shall file the relevant Straddle Period Income Tax Return, in each case, of the relevant Group Company in a manner consistent therewith and to the extent permitted by applicable Law so as to give effect to such surrender(s) of Group Relief. No consideration shall be payable to the Seller or any Affiliate of the Seller for the surrender of any such Group Relief.
(v)If there is a dispute over an item or items to be included in a Pre-Closing Income Tax Return or Straddle Period Income Tax Return, (i) Carlisle and the Buyer shall negotiate in good faith to resolve such dispute and (ii) any such dispute that remains unresolved 20 days prior to the due date for filing any such Pre-Closing Income Tax Return or Straddle Period Income Tax Return shall be referred to the Accounting Firm (or another nationally-recognized independent accounting firm mutually acceptable to Carlisle and the Buyer) for resolution prior to the due date for filing any such Pre-Closing Income Tax Return or Straddle Period Income Tax Return in accordance with procedures similar to those set forth in Section 2.6(b), which resolution shall be final, conclusive and binding on the Parties.
(vi)Pre-Closing Income Tax Returns and Straddle Period Income Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by this Section 5.10 or applicable Law.
(f)If the Buyer or any Group Company receives notice of any audit or other inquiry with respect to Pre-Closing Income Taxes or Indemnified Taxes which (depending upon its resolution) could reasonably be expected to result in (or increase the amount of) Pre-Closing Income Taxes or Indemnified Taxes, respectively, the Buyer shall (i) promptly inform Carlisle of such notice and (ii) allow Carlisle to manage, control and defend (at Carlisle’s sole expense) such audit or inquiry (and, for the avoidance of doubt, the Buyer shall have the right to participate in any proceedings related to such audit or inquiry managed, controlled or defended by Carlisle in accordance with Section 9.3); provided, however, that (x) if any such audit or inquiry could have an adverse and material effect on the Group Companies or the Buyer, Carlisle shall not, and Carlisle shall not permit any of its Affiliates to, settle such matter without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed, and (y) Carlisle shall keep the Buyer reasonably informed regarding the status and defense of any such audit or inquiry controlled by managed, managed or defended by Carlisle. Except as required by applicable Law, the Buyer shall not, and the Buyer shall not permit any of its Affiliates (including after the Closing, for the avoidance of doubt, the Group Companies) to, (i) except as otherwise permitted under this Section 5.10, file, re-file, supplement, or amend any Tax Return of the Group Companies or (ii) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of any Group Company, in each case, related to a Pre-Closing Tax Period or Straddle Period to the extent such action could reasonably be expected to result in (or increase the amount of) Pre-Closing Income Taxes or Indemnified Taxes without the prior written consent of Carlisle (which consent shall not be unreasonably withheld, conditioned or delayed).
(g)Any refund (including any interest paid or credited by a Governmental Entity with respect thereto) of Pre-Closing Income Taxes or Indemnified Taxes shall be solely the property of the applicable Seller except to the extent any such refund was taken into account in the final determination of Funded Indebtedness. Any other refund (including any interest paid or credited by a Governmental Entity with respect thereto) of Taxes imposed on or with respect to the Group Companies shall be solely the property of the Buyer. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 5.10(g) the amount of such refund within 30 days after such refund is received, net of any reasonable third-party costs or expenses incurred by such Party or its Affiliates in procuring such refund. The Buyer shall cooperate with any reasonable requests of Sellers to file any amended income Tax Return required to be filed in order to obtain such refund of Pre-Closing Income Taxes or Indemnified Taxes.
(h)Each Party shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding, in each case, with respect to Taxes imposed on or with respect to any Group Company. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Return or Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties shall (and shall cause their respective Affiliates (including the Group Companies) to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to a Pre-Closing Tax Period and Straddle Period until the expiration of the applicable statute of limitations (and, if notified in writing by another Party, any extensions thereof) and abide by all record retention agreements entered into with any Governmental Entity. The Buyer, on the one hand, and Sellers, on the other hand, agree to give the Sellers or the Buyer, respectively, reasonable written notice prior to destroying or discarding any such books and records. The Sellers, the Buyer and the Group Companies further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).
(i)The Purchase Price, and any other amounts treated as consideration for income Tax purposes, allocated to each Group Company pursuant to Section 2.7 that is an entity disregarded as separate from its owner for U.S. income Tax purposes or for which a Section 338(h)(10) election will be made pursuant to Section 5.10(e)(iii) shall be allocated among the assets deemed to be held by such Group Company in a manner consistent with Section

1.338-6(b) of the Treasury Regulations and the Purchase Price Allocation. Within 30 days after the date on which the Purchase Price is finally determined pursuant to Section 2.6(b), the Buyer shall provide to Carlisle a completed schedule allocating the Purchase Price among the assets in accordance with this Section 5.10(i) (the “Asset Allocation Schedule”). Carlisle shall notify the Buyer of any objection to the Asset Allocation Schedule within 30 days of receipt, and the Buyer and Carlisle shall work together to resolve such objections in good faith, provided, however, that if the Buyer and Carlisle fail to resolve such objections in good faith, each Party shall be entitled to use its own allocation. If the Buyer and Carlisle agree to the Asset Allocation Schedule, (i) the Buyer, the Group Companies, and the Sellers shall file all Tax Returns (including any amended returns or claims for refund) and information reports in a manner consistent with the Asset Allocation Schedule and (ii) any adjustments to the Purchase Price or to other amounts that are included in the amount of consideration for income Tax purposes shall be allocated in a manner consistent with the Asset Allocation Schedule.
(j)Prior to the earlier of (i) December 1, 2023 and (ii) the Closing Date, the Sellers, their Affiliates and CFTR Japan shall take such actions as are required to be taken under Section 311 of the General Corporation Law of the State of Delaware to effectuate the effective restoration of the Delaware certificate of incorporation of CFTR Japan, such that, for U.S. federal income Tax purposes, CFTR Japan will (A) continue to be (1) treated as a “domestic” (within the meaning of Treasury Regulations Sections 301.7701-1(d) and 301.7701-5(a)) corporation beginning with the date on which it was organized in the United States and (2) a member of a Seller Affiliated Group (pursuant to Code Section 1504) beginning with the date on which CFTR Japan initially became a member of any such Seller Affiliated Group and (B) be a “consolidated target” (within the meaning of Treas. Reg. § 1.338(h)(10)-1(b)(1)) with respect to which the election described in Section 5.10(e)(iii)(A) can be duly and effectively made in connection with the Buyer’s acquisition of the CFTR Equity from Carlisle Holdings pursuant to this Agreement. Each Seller shall (and shall cause its Affiliates to) file all Tax Returns in a manner consistent with this Section 5.10(j) (including, for the avoidance of doubt, all Seller Income Tax Returns).
Section 5.11    Release.
(a)Effective upon Closing, the Buyer, on behalf of itself, the Group Companies, and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Sellers and their Affiliates, directors, officers, employees, successors and assigns from any and all rights, claims, debts, causes of action, obligations and Liabilities or Losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing; provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights (i) in the event of Fraud, (ii) against any Person that is a natural person in such Person’s capacity as an employee or individual contractor of a Group Company to the extent necessary to prosecute any legal proceeding against such Person relating to the work such Person performed in such capacity for the Group Companies on or prior to the Closing, or (iii) arising under this Agreement or any Ancillary Document.

(b)Effective upon Closing, each Seller, on behalf of itself and each of its Subsidiaries and Affiliates and its and their respective successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Buyer and the Group Companies and their Affiliates, directors, officers, employees, successors and assigns from any and all rights, claims, debts, causes of action, obligations and Liabilities or Losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising in Law, in equity or otherwise, based upon facts, circumstances or occurrences existing on or prior to Closing; provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights (i) in the event of Fraud, or (ii) arising under this Agreement, any Ancillary Document, or any agreement set forth on Schedule 3.26(b).
Section 5.12    Buyer’s Financing.
(a)The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Financing at the Closing on the terms and conditions described in or contemplated by the Commitment Letters (including complying with any request exercising so-called “flex” provisions contained therein), including using commercially reasonable efforts to (i) maintain in effect the Commitment Letters (in each case, subject to the permitted amendments, replacements, supplements, modifications, waivers and termination set forth in herein); provided, however, that for the avoidance of doubt, Buyer may amend, replace, supplement or modify the Debt Commitment Letter as expressly contemplated therein as of the date hereof, including to add additional lenders, lead arrangers bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof, (ii) satisfy (or obtain waivers to) on a timely basis at the Closing all conditions under its control in the Commitment Letters, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Commitment Letter (including any “flex” provisions contained therein), or on other terms in the aggregate not materially less favorable to the Buyer, at the Closing Date.
(b)In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter for any reason other than due to the breach by the Sellers of any of their representations, warranties or covenants contained herein or as a result of the failure of a condition contained herein to be satisfied by the Sellers, and such portion is less than the amount required to satisfy the Financing Purposes (after giving effect to the Equity Financing and all other sources of funds then available to the Buyer) the Buyer shall promptly notify the Sellers in writing and use its commercially reasonable efforts to arrange to obtain alternative debt financing from the same or other sources (the “Alternative Debt Financing”) in an amount sufficient, when taken together with the available portion of the Equity Financing and the available portion of the Debt Financing and all other sources of financing then available to satisfy the Financing Purposes, as promptly as practicable following the occurrence of such event, which Alternative Debt Financing would not contain terms and conditions materially less favorable to Buyer, taken as a whole, as those terms and conditions set forth in the Debt Commitment Letter. Without limiting the generality of the foregoing, the Buyer shall promptly notify the Sellers in writing (A) if there exists any material breach, material default, repudiation, cancellation or termination, in each case, in writing, of any provisions of the Commitment Letters by any party thereto, (B) of the receipt by the Buyer of any written notice or other written communication from the Guarantor or the Debt Financing Sources with respect to any actual breach, default, repudiation, cancellation or termination by any party to the applicable Commitment Letter or (C) (1) if there is a material dispute or disagreement between the Buyer and any parties to any Commitment Letter (other than in ordinary course negotiations) or (2) if the Buyer reasonably expects that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms, in the manner or from the sources contemplated by the Commitment Letters. As soon as reasonably practicable, the Buyer shall provide any information reasonably requested by the Sellers relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. The Buyer and Guarantor shall not (without the prior written consent of Carlisle) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Commitment Letters (except, for the avoidance of doubt, as expressly contemplated in the Commitment Letters as of the date hereof, including to add additional lenders, lead arrangers bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof) in each case in a manner that makes it less likely the Financing will be funded at Closing or imposes new or additional conditions or expands any existing condition to the receipt of the Financing or would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, compliance by the Buyer with this Section 5.12(b) shall not relieve the Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and the Buyer acknowledges that this Agreement and the transactions contemplated hereby are not contingent on the Buyer’s ability to obtain the financing (or any Alternative Debt Financing) or any specific term with respect to such financing. Notwithstanding the foregoing, in no event will the commercially reasonable efforts of Buyer be deemed or construed to require Buyer to (i) seek equity financing from any source other than the counterparty to the Equity Commitment Letter as of the date hereof, (ii) pay any fees, original issue discount or closing payments materially in excess of those contained in the Debt Commitment Letter, (iii) agree to Alternative Debt Financing with pricing or other economic terms in excess of, or more expensive than, what it is obligated to pay under the Debt Commitment Letter as of the date hereof, (iv) agree to a more onerous financial covenant than that set forth in the Debt Commitment Letter as of the date hereof and (v) agree to non-economic terms and covenants materially more restrictive to Buyer than the non-economic terms and covenants set forth in the Debt Commitment Letter as of the date hereof.
(c)Prior to the Closing, the Sellers will, and will cause the Group Companies, Sellers’ other Affiliates and their representatives to (each individually a “Seller Party” and collectively, the “Seller Parties”), use each of their commercially reasonable efforts to provide to the Buyer, at the Buyer’s sole cost and expense, reasonable cooperation reasonably requested by the Buyer that is necessary and customary in connection with the arrangement of the Debt Financing (or Alternative Debt Financing obtained in accordance with Section 5.12(b)). Such cooperation by each Seller Party shall include, at the reasonable request of Buyer, using its commercially reasonable efforts to (i) furnish, or cause to be furnished, to Buyer such historical financial information that is reasonably necessary in connection with the Debt Financing and customarily provided for similarly situated companies, to the extent such information is readily available or customarily prepared and is required to be provided pursuant to the Debt

Commitment Letter or in connection with any marketing of the Debt Financing (provided that the Sellers shall not be required to provide carve-out audited historical financials for the Acquired Business); (ii) cooperate with the Buyer in providing reasonable access to its management team, with appropriate seniority and expertise, and to seek to obtain their participation in a reasonable number of lender presentations, sessions, meetings with prospective lenders, road shows and rating agency presentations, in each case, upon reasonable advance notice and at mutually agreed times during its normal business hours; (iii) provide reasonable cooperation to Buyer in its preparation of customary bank information memoranda and similar customarily used informational materials reasonably required in connection with the Debt Financing; (iv) provide reasonable assistance to Buyer to facilitate the pledging of collateral in connection with the Debt Financing, including assistance with negotiating any customary pledge and security documents (including any schedules thereto pertaining to it) and as it relates to collateral required to be provided under the Debt Commitment Letter in jurisdictions outside of the United States; (v) (A) facilitate the preparation and execution of the definitive agreements with respect to the Debt Financing (but not so preparing) as may be reasonably requested by Buyer (including by providing information for schedules for such definitive documents) solely to the extent such materials relate to information concerning it and (B) take corporate actions reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Sellers at Closing; provided, that no obligation applicable to it shall be effective until the Closing has occurred (other than the execution and delivery of pay-off letters or customary authorization letters, in each case as applicable); (vi) (A) assist and permit prospective lenders involved in the Debt Financing to evaluate the Group Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements with respect to the asset-based financing contemplated in the Debt Commitment Letter, (B) cooperate with Buyer to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the asset-based financing contemplated in the Debt Commitment Letter and (C) permit representatives of the prospective lenders to conduct commercial field examinations and inventory appraisals and similar collateral exams contemplated in the asset-based financing in the Debt Commitment Letter; and (vii) provide other customary cooperation with the marketing efforts of Buyer and its Debt Financing Sources for any portion of the Debt Financing as reasonably requested by Buyer. Notwithstanding the foregoing, (i) nothing in this Section 5.12 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of such Seller Party, (ii) no Seller Party shall be required to pay any commitment or other fee or incur any other Liability or obligation in connection with the Debt Financing contemplated by the Debt Commitment Letter or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Closing (other than the execution and delivery of pay-off letters or customary authorization letters, in each case as applicable) and (iii) no Seller and no Group Company will be required to take any action that may conflict with or violate its respective Governing Documents or any Laws, or result in, prior to the Closing, the contravention of, or that may result in, prior to the Closing, a violation or breach of, or default under, any Contract to which it is a party, and (iv) neither any Seller nor any of their Affiliates will be required to provide or otherwise make available any auditor documents, consents or certifications, or any audited financial statements for the Group Companies other than the consolidated, audited financial statements of Carlisle, that are publicly available. For the avoidance of doubt, no Seller and no Group Company, nor any of their respective directors, managers, officers or employees, shall be required to execute or enter into or perform any agreement with respect to the Debt Financing.
(d)The Buyer (i) shall promptly, upon request by the Sellers, reimburse the Sellers or the Group Companies, as applicable, for all reasonable and documented out-of-pocket costs incurred by any Seller, any Group Company, any Affiliate thereof or any of their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents in connection with the cooperation of any Seller, any Group Company or any Affiliate thereof as contemplated by this Section 5.12 and (ii) shall indemnify and hold harmless the Sellers, the Group Companies, their Affiliates and their respective directors, managers, officers, employees, representatives, consultants, financial advisors, attorneys, accountants and other agents from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.12 (including any action taken in accordance with this Section 5.12 and any information used in connection therewith), in each case except to the extent such losses are suffered as a result of written information, including financial information, provided by such person, or any such other person’s gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable.
(e)The Sellers will, and will cause the Group Companies, Sellers’ other Affiliates and their representatives to at least four Business Days prior to the Closing, furnish the Buyer with all customary documentation and other information regarding the Seller, the Group Companies, their Affiliates required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and any certificate required under beneficial ownership regulations set forth in 31 C.F.R. § 1010.230, in each case, to the extent requested by the Buyer in writing at least 11 Business Days prior to the Closing.
Section 5.13    Insurance Policies.
(a)Prior to the date hereof, the Sellers or their Affiliates (other than the Group Companies) have maintained insurance coverage provided by third-party insurers (including insurance for property, commercial general liability, commercial automobile, workers compensation, employers liability, excess and umbrella liability, employment practices liability, fiduciary liability, crime and cyber) for liabilities of the Acquired Business arising out of occurrences or claims made on or prior to the Closing Date, whether or not reported to the relevant insurer, or otherwise for claims or occurrences that would be covered under such policies or with respect to insurance policies primarily for the benefit of a Group Company (the “Seller Occurrence Policies” and each, a “Seller Occurrence Policy”) (and any such claims under a Seller Occurrence Policy, the “Insurance Claims” and each, an “Insurance Claim”). After the Closing, upon request of the Buyer, the Sellers or their applicable Affiliates shall use commercially reasonable efforts (including filing claims on behalf of the Acquired Business) to facilitate coverage under the relevant Seller Occurrence Policy for applicable Insurance Claims in substantially the same manner as similar claims were processed prior to the Closing Date, with such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller Occurrence Policy. In the event that (i) the Sellers or their applicable Affiliates receive any proceeds of a Seller Occurrence Policy with respect to any

Insurance Claim covered thereby, and (ii) the amount or loss subject to such claim has been paid or incurred by the Acquired Business, the Sellers or their applicable Affiliates shall promptly pay or reimburse the Buyer with respect to the amount so paid or incurred by the Acquired Business in accordance with this Section 5.13.
(b)The Buyer shall reimburse the Sellers or their applicable Affiliates for any out-of-pocket administrative and processing fees or other similar out of pocket costs and expenses imposed by the insurer and paid by either of them specifically relating to the submitted Insurance Claims and the processing thereof (the “Reimbursed Amounts”). The Parties agree that (i) the Sellers will invoice the Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Sellers or their applicable Affiliates with appropriate supporting details, and (ii) the Buyer will pay the amount reflected on such invoices as promptly as practicable and in any event within 15 Business Days of receipt of any such invoice with appropriate supporting details.
(c)In the event that a Group Company or any of its Affiliates or representatives takes or fails to take any action that results in the Seller Occurrence Policy not being available for any reason with respect to any Insurance Claim, the Sellers shall notify the Buyer in writing as to what action or failure of action caused a suspension of coverage. The Buyer shall have 30 days to cause the applicable Group Company to remedy such action or failure of action. If no remedy has been effected at the end of such 30-day period (or such longer period as may be agreed in writing by the Parties acting reasonably), then the Sellers’ or their applicable Affiliates’ obligations pursuant to this Section 5.13 solely with respect to such Insurance Claim shall terminate and be of no further force and effect. The Buyer acknowledges and agrees that (i) in no event shall the Sellers or any of their Affiliates be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Claim, and (ii) the Acquired Business shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Claim.
(d)The Buyer acknowledges that effective as of the Closing Date, the Sellers or their applicable Affiliates intend to remove the Acquired Business from the Seller Occurrence Policies to the extent that the Seller Occurrence Policies relate to any occurrences first arising at any time after the Closing Date. Accordingly, the Buyer acknowledges that coverage under the Seller Occurrence Policies will not be available to the Acquired Business with respect to any injury, loss, or damage that the Acquired Business or any third party may suffer as a result of any act, omission, occurrence, fact, or circumstance to the extent occurring with respect to any period after the Closing Date. The Parties will (and will cause their Affiliates to) use commercially reasonable efforts to structure and characterize for Tax purposes any payments between them provided for in this Section 5.13 in a manner that is Tax-efficient for the Parties and their Affiliates.
Section 5.14    Intercompany Accounts and Contracts. Prior to the Closing, the Sellers shall take (or cause the Group Companies or their other Affiliates to take) such actions as are necessary to (a) settle, effective as of or prior to the Closing, all intercompany accounts between or among any Group Company, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, such that, as of the Closing, there are no intercompany obligations, fees, payables, or receivables between or among any Group Company, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, (b) assign Contracts between or among any Group Company, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, to the appropriate Person(s) as applicable to ensure an orderly transition and integration of the Group Companies by the Buyer following the Closing, and (c) except for the Ancillary Documents, terminate, effective as of the Closing, all intercompany Contracts (or portions thereof), services, support, and other arrangements, whether written or oral, between or among any Group Company, on the one hand, and the Sellers or any of their other Affiliates, on the other hand, in each case of clauses (a) through (c), in a manner that does not increase the Liability for Taxes of the Buyer or any Group Company, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such applicable terminated Contracts (or portions thereof), services, support, or arrangements.
Section 5.15    Restrictive Covenants.
(a)The Sellers hereby covenant and agree that during the five-year period beginning on the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, engage in any business that is competitive with the Acquired Business or own any interest in, operate, control, have a financial interest which provides any control of, or participate with or in, any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services, that are competitive with the Acquired Business, in each case, anywhere in the world; provided, that nothing in this Section 5.15(a) shall prohibit the Sellers or any of their Affiliates from (i) owning or holding less than two percent of the outstanding shares of any class of stock that is regularly traded on a recognized U.S. or non-U.S. securities exchange or over-the-counter market, or (ii) acquiring an entity or business that engages in a business competitive with the Acquired Business as conducted as of the date hereof, so long as (A) the revenue from such competitive operations does not exceed the lesser of either $25,000,000 or 10% of the total revenue of such entity or business (as applicable), and (B) the Sellers or their applicable Affiliate sells or otherwise divests each competitive operation within 12 months following such acquisition (unless such acquisition occurs more than four years and six-months after the Closing Date and such disposition would occur after the end of the five-year period described in this Section 5.15(a)).
(b)The Sellers hereby covenant and agree that during the five-year period beginning on the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, recruit, solicit, contact, or approach for employment, hiring, or engagement (whether as an employee, consultant, agent, independent contractor, or otherwise), or encourage to leave his or her employment or consulting relationship with the Buyer, a Group Company or any of their respective Affiliates, any Person who is, or was at any time during the six (6) months immediately preceding the Closing Date, an employee of the Acquired Business or otherwise seek or attempt to influence or alter any such Person’s relationship with the Buyer, a Group Company, or any of their respective Affiliates; provided, that nothing in this Section 5.15(b) shall prohibit the Sellers or any of their Affiliates from any: (i) general solicitation for employment (including in any newspaper or magazine, over the internet, or by any search or employment agency), if not specifically directed towards any such Person; (ii) hiring of any such Person where the initial contact with such individual regarding such hiring arose from any such general solicitation; or (iii) soliciting for employment or hiring any individual who at the time of such solicitation and hiring has not been employed by the Buyer or any Affiliate of the Buyer for at least six months prior to such solicitation. Notwithstanding anything in this Section 5.15(b) to the contrary, the Sellers hereby covenant and agree that during the five-year period beginning on the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, employ, hire or engage (whether as an employee, consultant, agent, independent contractor, or otherwise) any of the individuals listed on Schedule 5.15(b).
(c)The Sellers recognize and acknowledge that, as of the Closing Date, they will have knowledge of confidential or other proprietary information relative to the activities of the Buyer and the Group Companies, including information relating to financial statements or other financial information, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, discoveries, drawings, programs, strategies, analyses, profit margins, pricing information, Contracts, sales and marketing information or materials, methods of operation, plans, processes, research, systems, techniques, Intellectual Property Rights, products, technologies, materials, innovations, improvements, technical know-how, developments, strategies, ideas, prospects, tangible or intangible work product or other proprietary information (“Confidential Information”). In light of the foregoing, from and after the Closing Date, the Sellers shall, and shall cause their Affiliates, directors, officers, employees and Representatives to, maintain the confidentiality of, and refrain from using or disclosing for any purposes, whether directly or indirectly, to any Person, all Confidential Information, except to the extent disclosure of any such Confidential Information is (i) required by applicable Law, or (ii) after any such information is in the public domain through no act on the part of any Seller, or any of its Affiliates, directors, officers, employees or representatives. In the event that any Seller or any of its Affiliates receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Seller shall, and shall cause its applicable Affiliates to, (A) provide the Buyer with prompt notice before such disclosure so that the Buyer may attempt to obtain a protective Order from a Governmental Entity or other assurance that confidential treatment will be accorded to such Confidential Information, and (B) cooperate with the Buyer in attempting to obtain such Order or assurance. In the event that such Order or assurance is not obtained or that the Buyer waive compliance with the provisions of this Section 5.15(c), the Sellers and their Affiliates may disclose to any Governmental Entity only any Confidential Information for which they have received a written legal opinion from counsel that such Confidential Information is legally required to be disclosed, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.
(d)The Sellers acknowledge and agree that the length of time, scope, and geographic coverage of the covenants set forth in this Section 5.15 are fair and reasonable given the benefits the Sellers have received under this Agreement. The Sellers further agree that they will not challenge the reasonableness of the time and scope in any Action, regardless of who initiates such Action. The Sellers further acknowledge and agree that the covenants set forth in this Section 5.15 are necessary for the protection of the Buyer’s legitimate business interests and that the Buyer would not have entered into this Agreement unless the Sellers had agreed for them and their respective Affiliates to be irrevocably bound by the covenants contained in this Section 5.15, that irreparable injury will result to the Buyer if the Sellers or any of their respective Affiliates breach any of the terms of this Section 5.15, and that in the event of an actual or threatened breach by the Sellers or any of their respective Affiliates of any of the provisions contained in this Section 5.15, the Buyer would have no adequate remedy at Law. The Sellers accordingly waive, on behalf of themselves and their respective Affiliates, the defense of adequacy of a remedy at Law, and agree that in the event of any actual or threatened breach by any of them or any of their respective Affiliates of any of the provisions contained in this Section 5.15, the Buyer shall be entitled to seek injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages, and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained in this Section 5.15 shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Sellers shall be liable for any breach by any of their respective Affiliates of this Section 5.15.
(e)This Section 5.15 shall be deemed to consist of a series of separate and independent covenants, and shall be worldwide in geographic scope. The Parties expressly agree that the character, duration and scope of this Section 5.15 are reasonable and necessary for the protection of the Buyer’s legitimate interests in the goodwill of the Group Companies in light of the circumstances as they exist on the date hereof and the consideration for the covenants contained in this Section 5.15 is included in the consideration payable pursuant to Section 2.2. Should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Section 5.15 is void, unenforceable, or unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Sellers (on behalf of themselves and their respective Affiliates) that this Section 5.15 shall be construed by the court in such a manner as to impose only those restrictions (including with any such modification as may be required to make a restriction valid and enforceable) on the conduct of the Sellers and their Affiliates that are valid, enforceable, and reasonable in light of the circumstances as they then exist and as are necessary to assure the Group Companies and the Buyer of the intended benefit of this Section 5.15. If, in any Action, a court shall refuse to enforce all of the separate covenants deemed included in this Section 5.15 because, taken together, they are more extensive than necessary to assure the Group Companies and the Buyer of the intended benefit of this Section 5.15, it is expressly understood and agreed among the Parties that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such Action shall, for the purpose of such Action, be deemed eliminated from the provisions of this Section 5.15 and the Parties shall negotiate in good faith to replace such void or unenforceable covenant with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.
Section 5.16    Local Law Requirements. Promptly following execution of this Agreement, the Parties shall cooperate to prepare any further transfer documents and agreements as may be required by the Law of any particular jurisdiction to consummate the Closing, it being understood by the Parties that the representations and warranties provided in this Agreement shall be the sole representations and warranties provided by the Sellers and their Affiliates with respect to the Group Companies.
Section 5.17    Carlisle Name. The Buyer covenants and agrees that following the Closing, and in any event no later than 24 months following the Closing Date, they shall take action to amend the Governing Documents of the applicable Group Companies and make such other filings with Governmental Entities necessary to change each entity’s corporate or company name to a name that does not include the words “Carlisle” or “CFT” or any name intended or likely to be confused with the names “Carlisle” or “CFT.”

Section 5.18    Further Assurances. Following the Closing, as and when requested by any Party hereto and at such requesting Party’s expense, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
Section 5.19    Lien-Releases; Pay-off Letters. At or prior to the Closing, Sellers shall (a) obtain the release of all Liens relating to any Funded Indebtedness of Seller and its Affiliates (i.e., disregarding the reference to Group Companies in the definition thereof) with respect to the Group Companies, the assets, properties and Equity Securities of the Group Companies, and (b) provide customary lien release documents (including applicable UCC filings) in connection with, and evidencing, the foregoing (collectively, “Seller Lien Release Documents”). In addition, at least three days prior to Closing, Sellers shall deliver customary pay-off letters (collectively, the “Pay-off Letters”), each in form and substance reasonably satisfactory to the Buyer, signed by such lender or holder of Closing Date Funded Indebtedness, in each case (i) specifying all amounts of Funded Indebtedness owed to such lender or holder, as well as any other amounts required to fully pay off all of such Funded Indebtedness on the Closing Date, and (ii) agreeing that, upon such lender’s or holder’s receipt of the applicable pay-off amount, (A) all outstanding obligations of the Group Companies arising under or related to the applicable Funded Indebtedness shall be repaid and discharged in full, and (B) any Liens such lender or holder may have in connection therewith shall automatically be released and terminated in full.
Section 5.20    Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall not permit any of their Affiliates or any of the Sellers’ or such Affiliates’ directors, officers, employees, stockholders, Affiliates or representatives to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the Acquired Business, the Equity or the Group Companies, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”), (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons (other than the Buyer) with respect to, or provide any non-public information or data concerning, the Acquired Business to any Person or group of Persons (other than the Buyer) relating to any proposal, indication of interest, inquiry, request or offer that constitutes, or would reasonably be expected to result in, an Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction.
Section 5.21    IP Assignment. If prior to the Closing any Registered Intellectual Property that is used exclusively in the Acquired Business is identified by Sellers or the Buyer as not being owned by a Group Company (“Assignable Registered IP”), the Sellers shall assign or cause to be assigned to CFT LLC all Assignable Registered IP prior to the Closing; provided, however, that such assignment specifically excludes any Trademarks that contain or consist of the terms CARLISLE or CFT.  If any of the foregoing Assignable Registered IP is not or cannot be assigned to a Group Company by Closing, the Sellers grant CFT LLC a perpetual (or until assignment to a Group Company), exclusive (including as to Sellers and their Affiliates), royalty-free, transferable, sublicensable license to the Assignable Registered IP. The Sellers agree to use commercially reasonable efforts to, prior to Closing, file a name change or otherwise correct the named owner in the public record for all Registered Intellectual Property used in the Business that does not currently reflect a Group Company as owner of public record.  For any name change or public record correction not completed by Closing, Sellers will pay all associated costs of completing such name change or correction following Closing.
Section 5.22    Pre-Closing Tax Restructuring. Prior to the Closing, the Sellers, as applicable, shall effect the Pre-Closing Tax Restructuring. The Parties agree to reasonably cooperate with each other in connection with the structuring of the Pre-Closing Tax Restructuring.
ARTICLE 6
CONDITIONS TO CLOSING
Section 6.1    Conditions to the Obligations of the Sellers and the Buyer. The obligations of the Sellers and the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a)any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b)the Parties shall have received written confirmation that CFIUS Approval has been obtained with respect to the transactions contemplated by this Agreement;
(c)sixty days shall have passed following the submission of the notification regarding the intended sale of the Group Companies, as applicable, pursuant to 22 C.F.R. § 122.4(b) in accordance with Section 5.3(c); and
(d)no statute, rule, regulation, executive Order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect, and no Action to challenge the consummation of the transactions contemplated by this Agreement shall be pending; provided, further, that the Parties acknowledge and agree that a Party’s receipt of a Specified FTC Letter shall not constitute a statute, rule, regulation, executive Order, decree, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition for purposes of this Section 6.1(d).
Section 6.2    Other Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Buyer) of the following further conditions:
(a)(i) the representations and warranties of the Sellers set forth in Article 3 (other than Section 3.8(i) and the Fundamental Representations of the Sellers) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, however, that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect), (ii) the representations and warranties of the Sellers set forth in Section 3.8(i) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date and (iii) the Fundamental Representations of the Sellers shall be true and correct in all but de minimis respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date);
(b)the Group Companies and the Sellers shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
(c)with respect to each holder of Closing Date Funded Indebtedness, the Sellers shall have received and provided the Buyer with (i) the Pay-off Letter(s), (ii) evidence reasonably satisfactory to the Buyer that all such Liens associated with such Closing Date Funded Indebtedness will be discharged upon the payment thereof, and (iii) the Seller Lien Release Documents;
(d)the Sellers shall have consummated the Pre-Closing Tax Restructuring;
(e)the Buyer shall have received the items to be delivered by the Sellers pursuant to Section 2.5(a); and
(f)prior to or at the Closing, each Seller shall have delivered a certificate of an authorized officer of such Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a) and Section 6.2(b) are satisfied.
Section 6.3    Other Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by the Sellers) of the following further conditions:
(a)(i) the representations and warranties of the Buyer set forth in Article 4 (other than the Fundamental Representations of the Buyer), shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay the Closing (provided, however, that for the purposes of the foregoing clause, qualifications as to materiality contained in such representations and warranties shall not be given effect) and (ii) the Fundamental Representations of the Buyer shall be true and correct in all but de minimis respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made solely as of an earlier date, in which case as of such earlier date);
(b)the Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
(c)prior to or at the Closing, the Buyer shall have delivered a certificate of an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied; and
(d)the Sellers shall have received the items to be delivered by the Buyer pursuant to Section 2.5(b).
ARTICLE 7
SURVIVAL OF REPRESENTATIONS AND COVENANTS; R&W INSURANCE POLICY
Section 7.1    Non-Survival of Representations, Warranties and Covenants. Except in respect of claims for Fraud, the Parties hereby agree that (a) the representations and warranties contained in this Agreement (other than the Fundamental Representations) shall terminate upon the Closing, (b) the Fundamental Representations shall survive the Closing until the sixth anniversary of the Closing Date (such that claims may be brought for breaches thereof in accordance with this Article 7 until such time), (c) the covenants, obligations, and agreements in this Agreement, to the extent performance or fulfillment thereof is required by their terms to be accomplished prior to the Closing, shall survive the Closing until the date that is 12 months following the Closing (such that claims may be brought for breaches thereof in accordance with this Article 7 until such time), and (d) the covenants, obligations, and agreements in this Agreement, to the extent performance or fulfillment thereof is required by their terms to be accomplished at or following the Closing, shall survive the Closing in accordance with their respective terms and remain in full force and effect until such particular covenant, obligation, or agreement is fully performed or fulfilled as provided in this Agreement. Notwithstanding the foregoing, any claim for indemnification hereunder prior to the expiration of the applicable time periods specified above shall survive until finally resolved.
Section 7.2    R&W Insurance Policy. The Parties acknowledge that, as of the date hereof, the Buyer has obtained a conditional binder for the R&W Insurance Policy, and that a true and correct copy of such conditional binder has been provided to Carlisle. Following the date hereof, the Buyer shall take use reasonable best efforts to ensure that the R&W Insurance Policy provides that: (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Sellers except for Fraud; (b) each Seller is a third party beneficiary of such waiver; (c) the Buyer shall not amend the R&W Insurance Policy in any manner adverse to any Seller (including with respect to the subrogation provisions or the exclusion provisions) without Carlisle’s express written consent; and (d) the Buyer shall have no obligation under the R&W Insurance Policy to pursue any claim against the Sellers (other than in connection with Fraud by the Sellers). Prior to the Closing, the Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for both the Sellers’ and the Buyer’s respective brokers, Taxes related to such policy and other fees and expenses of such policy. During the period between the date hereof and the Closing, the Sellers shall reasonably cooperate with the Buyer in obtaining the R&W Insurance Policy, as may be reasonably requested by the Buyer. From and after the Closing, the Sellers shall reasonably cooperate with the Buyer during normal business hours, at Buyer’s sole cost and expense, with respect to any claim under the R&W Insurance Policy; provided, that, the Sellers shall not be required to (i) waive any attorney-client privilege or violate any confidentiality obligations, or (ii) act against their own interest. None of the Sellers nor any of their respective Affiliates, nor any of their past, present or future equityholders, members, directors, managers, officers, employees or agents, shall be entitled to any proceeds of the R&W Insurance Policy without the prior written consent of the Buyer. Within five Business Days after the Closing Date, Carlisle shall deliver or cause to be delivered to the Buyer (or its designee) a true and correct copy of the contents of the Data Room on a USB drive or other means acceptable to the Buyer.
ARTICLE 8
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:
(a)by mutual written consent of the Buyer and the Sellers;
(b)by the Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Sellers contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Buyer to Carlisle or (ii) the Termination Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would be the primary cause of a condition set forth in Section 6.1 or Section 6.3 not to be satisfied;
(c)by the Sellers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Carlisle to the Buyer or (ii) the Termination Date; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Sellers is then in material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement and such breach would be the primary cause of a condition set forth in Section 6.1 or Section 6.2 not to be satisfied;
(d)by the Buyer, on the one hand, or the Sellers, on the other hand, if the Closing shall not have occurred on or prior to October 16, 2023 (the “Initial Termination Date,” and as may be extended pursuant to this Section 8.1(d), the “Termination Date”); provided, that if on the Initial Termination Date all conditions to Closing have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing) other than the conditions set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(d) (where, in the case of Section 6.1(d), such statute, rule, regulation, executive Order, decree, temporary restraining order, preliminary injunction or other order, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, or Action to challenging the consummation of the transactions contemplated by this Agreement, relates to, or is imposed pursuant to, CFIUS or the HSR Act, in each case, except to the extent such statute, rule, regulation, executive Order, decree, temporary restraining order, preliminary injunction or other order, or other legal restraint or prohibition or Action is final and non-appealable) then the Termination Date shall be automatically extended to December 14, 2023; provided, further, that a Party’s right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to such terminating Party if the primary cause of the failure to consummate the Closing is a breach by such terminating Party of its representations, warranties, obligations or covenants under this Agreement;
(e)by either the Buyer, on the one hand, or by the Sellers, on the other hand, if any Governmental Entity shall have issued an Order or ruling or taken any other Action permanently enjoining, restraining or otherwise prohibiting the Closing and such Order or ruling or other Action shall have become final and nonappealable; or
(f)by the Sellers, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than any conditions that by their terms are to be satisfied at the Closing, provided that each of such conditions is reasonably likely to be satisfied if the Closing were to occur at such time) have been satisfied or validly waived in writing, (ii) the Buyer fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.1, (iii) the Sellers deliver an irrevocable accurate written notice to the Buyer that (A) all of the conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, provided that each of such conditions is reasonably likely to be satisfied if the Closing were to occur at such time) have been satisfied as of the Closing Date if the Closing would have occurred pursuant to the terms of this Agreement or that the Sellers are willing to waive any such conditions that remain unsatisfied, and (B) the Sellers are ready, willing, and able to consummate the Closing on such date of such notice and at all times during the two Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (iv) the Buyer fails to consummate the Closing within two Business Days following the receipt by it of a Closing Failure Notice.
Section 8.2    Notice and Effect of Termination.
(a)Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Parties to this Agreement.
(b)In the event of the termination of this Agreement pursuant to Section 8.1, except as set forth in this Section 8.2(b), this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Buyer, the Sellers or their respective Representatives) with the exception of, (i) liability of any Seller for any willful breach of this Agreement prior to such termination or Fraud (none of which the Sellers shall be relieved from by virtue of the termination of this Agreement in accordance with its terms), (ii) the terms of the Confidentiality Agreement, (iii) the prohibition on public disclosure in Section 5.9, (iv) the expense reimbursement and indemnification provisions of Section 5.12(d), (v) this Section 8.2, (vi) Section 8.3 and (vii) Article 10, which will each survive the termination of this Agreement in accordance with their respective terms. Prior to the Closing, the Sellers and the Group Companies’ sole and exclusive remedy for any breach of this Agreement by the Buyer (whether at Law, in equity, in Contract, in tort or otherwise), or for any failure of the Closing to occur for any reason or no reason, shall be (i) the payment of the Buyer Termination Fee if payable pursuant to Section 8.3 or (ii) to the extent available, specific performance in accordance with Section 10.16.
Section 8.3    Buyer Termination Payment.
(a)If the Sellers validly terminate this Agreement pursuant to Section 8.1(c) or 8.1(f), then within two Business Days following the date of termination, the Buyer shall pay to Carlisle, on behalf of the Sellers, a fee equal to $31,500,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Carlisle.
(b)The Parties acknowledge and hereby agree that in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion.
(c)The Parties acknowledge and hereby agree that the Buyer Termination Fee, if, as and when required to be paid pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Sellers under the circumstances for their efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(d)The Parties acknowledge and hereby agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Buyer fails to timely pay the Buyer Termination Fee, or any portion thereof, when due and payable in accordance with Section 8.3(a), and, in order to obtain such payment, Carlisle commences a suit that results in a final and non-appealable judgment against the Buyer for the Buyer Termination Fee, or any portion thereof, then the Buyer shall pay to Carlisle its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Carlisle), in connection with such suit up to a maximum amount of $1,000,000 promptly following the entry of such final and non-appealable judgment by wire transfer of immediately available funds to an account or accounts designated in writing by Carlisle. If Carlisle commences a suit for payment of the Buyer Termination Fee that results in final and non-appealable judgment against Carlisle, then Carlisle shall pay to Buyer its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Buyer) in connection with such suit up to a maximum amount of $1,000,000, with any such payment to be made reasonably promptly following the entry of such final and non-appealable judgment by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer.

(e)In the event this Agreement is terminated, the right to receive payment of the Buyer Termination Fee shall be the sole and exclusive remedy (whether at Law or in equity, in Contract, tort or otherwise) of the Sellers and their Affiliates, or any other Person, against the Buyer, its Affiliates and the Debt Financing Sources, and (i) each of their respective former, current, and future direct and indirect equityholders, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, assignees, or other representatives, and (ii) any future direct and indirect equityholders, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors, assignees, or other representatives of any of the foregoing (collectively, the “Buyer Parties”) for any and all Losses suffered or incurred by any Seller or its Affiliates in connection with this Agreement, the Ancillary Documents, the Financing, the Commitment Letters (and the termination thereof), or the transactions contemplated hereby or thereby. Notwithstanding anything herein to the contrary, in no event shall any Seller or its related Persons be entitled to seek or obtain any recovery or judgment in excess of the Buyer Termination Fee, together with any expense reimbursement pursuant to Section 5.12(d) or Section 8.3(d), against any of the Buyer Parties or any of their respective assets, and in no event shall any Seller or its Affiliates be entitled to seek or obtain any other damages of any kind against any Buyer Party for, or with respect to, this Agreement, the Ancillary Documents, the Financing, the Commitment Letters (and the termination thereof), or the transactions contemplated hereby or thereby, including any breach by the Buyer, the termination of this Agreement, the failure to consummate the transactions contemplated hereby, or any Actions under applicable Law arising out of any such breach, termination, or failure (whether willful, intentional, unintentional or otherwise); provided, that nothing in this Section 8.3(e) shall limit the right of the Sellers (A) to bring or maintain any Action for injunction, specific performance, or other equitable relief solely to the extent provided in Section 10.16, (B) to bring or maintain any Action arising out of or in connection with any breach of the Confidentiality Agreement, or (C) to be reimbursed for expenses in accordance with Section 5.12(d) or Section 8.3(d). The Sellers may pursue a grant of specific performance to require the Buyer to effect the Closing simultaneously with Carlisle’s pursuit of the payment of the Buyer Termination Fee, but under no circumstances shall the Sellers or any of their Affiliates be permitted or entitled to receive both a grant of specific performance to require the Buyer to effect the Closing and the payment of the Buyer Termination Fee.
ARTICLE 9
INDEMNIFICATION
Section 9.1Indemnification by the Sellers. From and after the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless the Buyer, its Affiliates, and its and their respective officers, directors, employees, managers, financial advisors, attorneys, accountants and other advisors, agents, and representatives, and their respective successors and assigns (each, a “Buyer Indemnified Party”) from and against, and be liable to the Buyer Indemnified Parties for, any and all Losses arising out of, based upon, or resulting from:
(a)any breach or inaccuracy of any Fundamental Representation of the Sellers;
(b)any breach of, or failure to comply with or perform, any covenant, obligation, or agreement of any Seller or its Affiliates contained in this Agreement; and

(c)any matters set forth on Schedule 9.1(c).
Section 9.2Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Sellers, their Affiliates, and their respective officers, directors, employees, managers, financial advisors, attorneys, accountants and other advisors, agents, and representatives, and their respective successors and assigns (each, a “Seller Indemnified Party”) from and against, and be liable to the Seller Indemnified Parties for, any and all Losses arising out of, based upon, or resulting from:
(a)any breach or inaccuracy of any Fundamental Representation of the Buyer; and
(b)any breach of, or failure to comply with or perform, any covenant, obligation, or agreement of the Buyer or its Affiliates contained in this Agreement.
Section 9.3Indemnification Claims.
(a)Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any Action asserted against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.1 or Section 9.2, as applicable, shall (i) promptly notify the Buyer or the Sellers, as applicable (the “Indemnifying Party”), of the Third-Party Claim, and (ii) as promptly as practicable, transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and an estimate of any Losses expected to be incurred with respect thereto (if reasonably determinable) and including all notices, pleadings and other material documents or instruments served upon or received by the Indemnified Party with respect thereto. Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 9.3(a) will not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.
(b)The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim (except in the case of an Excluded Matter) if the Indemnifying Party promptly notifies the Indemnified Party (and in any event within 30 days after having received any Claim Notice) in writing that it is exercising its right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (and reasonably approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) in all appropriate proceedings. The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any compromise or settlement of such Third-Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation or breach of Law by the Indemnified Party in such settlement, (ii) the sole relief provided in such settlement is monetary in damages that are paid in full by the Indemnifying Party, and (iii) such settlement provides, in customary form, for the unconditional and full release of the Indemnified Party from all Liabilities in connection with such Third-Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless, in the reasonable judgment of the Indemnified Party, there is a conflict of interest (including the availability to the Indemnified Party of one or more defenses that are not available to the Indemnifying Party) that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain one separate counsel, the reasonable costs and expenses of which shall be borne by the Indemnifying Party. Notwithstanding the foregoing, if a Third-Party Claim (i) primarily seeks non-monetary relief which, (ii) asserts Losses in excess of the applicable Liability cap set forth in Section 9.4 (after taking into account all prior and pending indemnifiable Losses), (iii) involves a criminal proceeding against the Buyer or its Affiliates (including the Group Companies), or (iv) involves a material customer or material supplier of the Group Companies (each, an “Excluded Matter”), then, in each case, the Indemnified Party shall have the right to defend the applicable Third-Party Claim in accordance with Section 9.3(c) below.
(c)In the event of an Excluded Matter, or if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 30 days after receipt of any Claim Notice (or notifies the Indemnified Party within such time period that it elects not to defend the Indemnified Party) then, in each such instance, the Indemnified Party shall have the right to defend against the applicable Third-Party Claim and be reimbursed for its reasonable cost and expense in regard to such Third-Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d)A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by notice to the applicable Indemnifying Party as promptly as practicable after the date on which the Indemnified Party becomes aware of facts giving rise to the claim for indemnification, which notice shall describe in reasonable detail the nature of the claim and shall include, to the extent estimable, a reasonable estimate of the Losses expected to be incurred with respect thereto (if reasonably determinable). Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 9.3(d) shall not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.
(e)Except for claims involving Fraud, any Losses payable to the Buyer Indemnified Parties as a result of a claim for indemnification pursuant to Section 9.1(a) shall be satisfied (x) first, by the Sellers until the full erosion of the retention amount under the R&W Insurance Policy, (y) second, after the full erosion of the retention amount under the R&W Insurance Policy, by the applicable Buyer Indemnified Party making a claim against the R&W Insurance Policy if the claim is of a type for which recovery would be available under the R&W

Insurance Policy, and (z) third, by the Sellers if coverage for such Losses is not available under the R&W Insurance Policy for any reason (including because the R&W Insurance Policy limits are exhausted, the claim is subject to an exclusion or limitation under R&W Insurance Policy, the claim is denied by the insurer(s) or underwriter(s) of the R&W Insurance Policy or the retention under the R&W Insurance Policy is not yet fully eroded).
(f)With respect to any Third-Party Claims regarding Pre-Closing Income Taxes or Indemnified Taxes, to the extent any provision of this Section 9.3 is inconsistent with Section 5.10(f), Section 5.10(f) shall control.
Section 9.4Limitations. Notwithstanding anything to the contrary herein, and other than claims for Fraud:
(a)the Sellers’ aggregate Liability pursuant to Section 9.1(a) or Section 9.1(b) shall not exceed the consideration received by the Sellers hereunder;
(b)the Buyers’ aggregate Liability pursuant to Section 9.2 shall not exceed the consideration payable in accordance with the terms hereof to the Sellers hereunder; and
(c)no Indemnifying Party shall have any Liability for, and Losses will not include, any punitive Losses, except to the extent any such Losses are awarded and paid with respect to a Third-Party Claim or are the reasonably foreseeable result of a breach or inaccuracy of a representation, warranty, covenant or agreement hereunder.
Section 9.5Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising out of, under, or related to this Agreement, shall be the rights of indemnification set forth in this Article 9 (except in the case of Fraud, in which case the Indemnified Party shall have all rights and remedies available under this Agreement and available under Law), and no Person shall have any other entitlement, remedy, or recourse, whether in Contract, tort, strict liability, or otherwise. This Section 9.5 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, or with respect to a Party’s right to seek injunctions, specific performance, and other equitable relief pursuant to Section 10.16. Notwithstanding anything to the contrary contained herein, in no event shall any provision in this Article 9 or otherwise in this Agreement be deemed to limit or modify the Liability of the Parties under any of the Ancillary Documents. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, and other than claims for Fraud, (a) the procedures set forth in Section 2.6 shall apply to the resolution of disputes contemplated thereby, and (b) nothing herein shall limit the recourse of the Buyer against the insurer(s) or underwriter(s) under the R&W Insurance Policy.
Section 9.6Determination of Losses. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, for purposes of determining whether there has been a breach and the amount of any Losses suffered by an Indemnified Party that are the subject matter of a claim for indemnification hereunder, each representation, warranty, covenant, obligation, and agreement in this Agreement and any certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material,” “Material Adverse Effect,” or other similar qualifications as to materiality, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation, warranty, covenant, obligation, or agreement, except to the extent it qualifies an affirmative requirement to list specified items on the Schedules.
Section 9.7Purchase Price Adjustments. Any amounts payable under Section 9.1 or Section 9.2 shall constitute an adjustment to the Purchase Price for Tax reporting purposes and all other purposes to the fullest extent permitted by applicable Law.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Carlisle and the Buyer; provided, that (a) the Buyer may assign any of its rights and obligations to any Affiliate by providing written notice of such assignment to Carlisle, and (b) the Buyer may make a collateral assignment of any or all of its rights and interests under this Agreement without the prior written consent of the other parties, to any financing sources of Buyer (including its Debt Financing Sources); provided, further, that no such permitted assignment of any obligation hereunder shall relieve the Buyer of such obligation if and to the extent that such obligation is not performed by such permitted assignee. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.
Section 10.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery, (b) upon confirmed delivery by a standard overnight carrier, (c) if sent by email, when dispatched (with evidence of such dispatch), or (d) two Business Days after the date of mailing, when mailed in the United States by certified or registered mail (postage prepaid, return receipt requested), in each case, to the other Parties as follows:
To the Buyer:
LSF12 Donnelly Bidco, LLC
c/o Lone Star Fund XII, L.P.
2711 North Haskell Avenue, Suite 1700
Dallas, TX 75204
Attention:    Chip Cammerer, Roman Batichev, Rafael Colorado
E-mail:    ccammerer@lonestarfunds.com; rbatichev@hudson-advisors.com; rcolorado@hudson-advisors.com with a copy (which shall not constitute notice to the Buyer) to:
Vinson & Elkins LLP

845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: W. Matthew Strock
E-mail: mstrock@velaw.com

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: Abby Branigan
E-mail: abranigan@velaw.com

To any Seller:
c/o Carlisle Companies Incorporated
16340 N. Scottsdale Road, Suite 400
Scottsdale, AZ 85254
Attention:    General Counsel
E-mail:    sselbach@carlisle.com; sducharme@carlisle.com
with a copy (which shall not constitute notice to the Sellers) to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention:    Jonathan A. Van Horn; Brian Burke
E-mail:    van.horn.jonathan@dorsey.com; burke.brian@dorsey.com
or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
Section 10.3    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained in the foregoing, any Action involving any Debt Financing Source arising out of or relating to, this Agreement, the Debt

Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York.
Section 10.4    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that in the event that the transactions contemplated by this Agreement are consummated, the Buyer shall, or shall cause the Group Companies to, pay all Unpaid Seller Expenses in accordance with Section 2.4(b). All Transfer Taxes imposed by any Governmental Entity in connection with the transfer of the Equity to the Buyer shall be borne 50% by the Buyer and 50% by the Sellers. Any Tax Returns required to be filed in connection with such Transfer Taxes shall be prepared by the Party primarily responsible under applicable Law for the filing of any such Tax Return, and each of the Parties agrees to use commercially reasonable efforts to cooperate to (a) prepare and file such Tax Returns, and (b) minimize, to the extent permissible under applicable Law, the incurrence of Transfer Taxes in connection with the transactions contemplated by this Agreement.
Section 10. 5    Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. As used in this Agreement: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) references to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States and (vii) the words “made available to the Buyer” means that such information, document or material was made available for review by Buyer or its Representatives in the Data Room at least two Business Days prior to the execution of this Agreement.
Section 10.6    Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this

Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged so that each section thereof qualifies the corresponding section of this Agreement; provided, that any item disclosed on any section of the Schedules will qualify (a) the corresponding section of this Agreement and (b) other sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference) that it is reasonably apparent from the face of such disclosure and such other sections of this Agreement that such disclosure is also applicable to such other sections of this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and, subject to any specific reference otherwise, no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.
Section 10.7    Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.
Section 10.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.6, Article 9, Section 10.17 and Section 10.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, the Debt Financing Sources shall be third-party beneficiaries of, and may enforce, this Section 10.8, Section 8.3(e), Section 10.1, Section 10.3, Section 10.10, Section 10.14, Section 10.15 and Section 10.18, to the extent such sections affect the rights and obligations of the Debt Financing Sources.
Section 10.9    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.10    Amendment. Subject to Law and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties; provided, however, that the provisions of this Section 10.10 and of Section 8.3(e), Section 10.1, Section 10.3, Section 10.8, Section 10.14, Section 10.15 and Section 10.18 may not be amended without the consent of the Debt Financing Sources directly and adversely affected by such amendment. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.10 shall be void.
Section 10.11    Waiver.
(a)The Sellers may waive compliance by the Buyer with any term or provision of this Agreement. The Buyer may waive compliance by the Sellers with any term or provision of this Agreement.
(b)Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 10.12    Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.13    Knowledge of the Sellers. For all purposes of this Agreement, the phrase “to the Sellers’ knowledge,” “to the knowledge of the Sellers” and any derivations thereof or phrases having similar import thereto shall mean the actual knowledge, after reasonable inquiry of the relevant matter, of the individuals listed on Schedule 10.13.
Section 10.14    Waiver of Jury Trial.
(a)Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, Action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in Contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such claim, demand, Action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.
(b)Each Party to this Agreement irrevocably and unconditionally waives any right to a trial by jury, including in in any Action brought against the Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any litigation.
Section 10.15    Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action or proceeding may be heard and determined in any such court and (c) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. Notwithstanding anything in this Agreement to the contrary, each of the Parties (i) agrees that any Action involving any Debt Financing Source arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter) shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) agrees not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources under the Debt Commitment Letter in any way relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, including any dispute arising out of or relating in any way to the Debt Commitment Letter, in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that service of process upon any Party in any such Action or proceeding shall be effective if notice is given in accordance with Section 10.2.
Section 10.16    Remedies.
(a)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Prior to the valid termination of this Agreement pursuant to Article 8, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at Law or in equity.
(b)Notwithstanding the foregoing or anything herein or in any Ancillary Document to the contrary, it is hereby acknowledged and agreed that the Sellers shall be entitled to seek specific performance to cause the Buyer to consummate the Closing in accordance with Article 2 if, but only if, (i) (x) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied on the date the Closing is required to have occurred pursuant to Section 2.1, but subject to the satisfaction or waiver thereof on such date), (y) the Buyer is required to complete the Closing pursuant to Section 2.1, and (z) the Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (ii) the financing provided for by the Debt Commitment Letter (or, if Alternative Debt Financing, as the case may be) has been funded or will be funded at the Closing in accordance with the Commitment Letters, (iii) Sellers have validly delivered a Closing Failure Notice, and (iv) the Sellers have irrevocably confirmed in writing that, if specific performance is granted and the Financing is funded, then the Closing will occur in accordance with Article 2. For the avoidance of doubt, (1) specific performance in relation to the Buyer’s obligation to consummate the Closing shall not be available following the valid termination of this Agreement and (2) under no circumstances shall the Sellers be entitled to both receive a grant of specific performance to require the Buyer to consummate the transactions contemplated by this Agreement and also receive payment of the Buyer Termination Fee.
(c)Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.
Section 10.17    Waivers. Recognizing that Dorsey & Whitney LLP and the legal counsel listed on Schedule 10.17 (collectively, the “Identified Counsel”) has acted as legal counsel to the Sellers and certain of their Affiliates and the Group Companies prior to the Closing, and that the Identified Counsel intends to act as legal counsel to the Sellers and certain of their Affiliates after the Closing, the Buyer hereby waives, on its own behalf and agrees to cause its Affiliates (including the Group Companies) to waive, any conflicts that may arise in connection with the Identified Counsel representing the Sellers and/or their Affiliates after the Closing as such representation may relate to the Buyer, the Group Companies or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between the Sellers, their Affiliates or the Group Companies, on the one hand, and the Identified Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to the Sellers and their Affiliates (and not to the Buyer or the Group Companies). Accordingly, the Buyer agrees that following the Closing neither it, nor any of the Group Companies nor any of their Affiliates, may use, or rely on or have access to any such communications or to the files of the Identified Counsel relating to its engagement with the Sellers and certain of their Affiliates and/or the Group Companies. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither the Buyer nor any Group Company shall be a holder thereof, (ii) to the extent that files of the Identified Counsel in respect of such engagement constitute property of the client, only the Sellers and their Affiliates (and not the Buyer or the Group Companies) shall hold such property rights and (iii) the Identified Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer or any Group Company by reason of any attorney-client relationship between the Identified Counsel, on the one hand, and any of the Sellers or Group Companies, on the other hand, or otherwise.
Section 10.18    Non-Recourse. All claims or causes of action (whether in Contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties hereto and parties thereto, except in the event of Fraud committed by such Non-Party Affiliate. No Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agents, attorney or representative of any named party to this Agreement or the other Ancillary Documents or the Debt Financing Sources (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be, and in the case of the Debt Financing Sources, arising under, in connection with or related to the Debt Commitment Letter or Debt Financing) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (and in the case of the Debt Financing Sources, arising under, in connection with or related to the Debt Commitment Letter or Debt Financing) or the negotiation or execution hereof or thereof, except for in the event of Fraud; and each Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates, except in the event of Fraud committed by such Non-Party Affiliate. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event will any Seller Party be entitled to specific performance of any commitment letter or similar agreement entered into by the Buyer for any Debt Financing against the Debt Financing Sources providing such Debt Financing.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
SELLERS:

Carlisle Companies Incorporated
By:    /s/ Kevin P. Zdimal
Name:    Kevin P. Zdimal
Title:    Vice President & Chief Financial Officer
Carlisle Intermediate Holdings, Inc.
By:    /s/ Kelly P. Kamienski
Name:    Kelly P. Kamienski
Title:    President & Treasurer
Carlisle, LLC
By:    /s/ Kelly P. Kamienski
Name:    Kelly P. Kamienski
Title:    Manager
Carlisle International, LLC
By:    /s/ Kelly P. Kamienski
Name:    Kelly P. Kamienski
Title:    Manager
Carlisle International Holdings Ltd
By:    /s/ Ian Reid
Name:    Ian Reid
Title:    Director
By:    /s/ Kelly P. Kamienski
Name:    Kelly P. Kamienski
Title:    Director

[Signature Pages to Equity Purchase Agreement]

Carlisle Global II Limited
By:    /s/ Ian Reid
Name:    Ian Reid
Title:    Director
By:    /s/ Kelly P. Kamienski
Name:    Kelly P. Kamienski
Title:    Director
Carlisle Holdings GmbH
By:    /s/ Kelly P. Kamienski
Name:    Kelly Kamienski
Title:    Managing Director

[Signature Pages to Equity Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
BUYER:

LSF12 DONNELLY BIDCO, LLC
By:    /s/ Rafael Colorado
Name:     Rafael Colorado
Title:     President

[Signature Pages to Equity Purchase Agreement]